UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Key Energy Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

On behalf of the Board of Directors of Key Energy Services, Inc., which we refer to as our Company, we cordially invite you to attend the 2015 Annual Meeting of Stockholders of our Company, which we refer to as our Annual Meeting. We will hold our Annual Meeting at the Embassy Suites Houston Downtown, 1515 Dallas St., Houston, Texas 77010, at 9:00 a.m. (Central Daylight Time) on Thursday, May 14, 2015.

This year, we are taking advantage of the rules of the Securities and Exchange Commission that allow issuers to provide electronic access to proxy materials over the Internet instead of mailing printed copies of those materials to each stockholder. We believe that furnishing these materials electronically will allow us to more efficiently provide our stockholders with our proxy materials while reducing costs and reducing the impact of the Annual Meeting on the environment. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials referenced below. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically, unless you elect otherwise.

On or about March 26, 2015, we commenced mailing to our stockholders (other than those who previously requested electronic or paper delivery) of a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, the Notice of Annual Meeting of Stockholders, the proxy statement providing information concerning the matters to be acted on at the Annual Meeting, and our Annual Report to Stockholders describing our operations during the year ended December 31, 2014. If you requested printed versions of these materials, a proxy card for the Annual Meeting is also included.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote your shares via the Internet or by telephone by following the instructions included in this proxy statement or, if you elected to receive printed versions of the materials, by signing, dating and returning the enclosed paper proxy card in the enclosed postage-paid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may revoke your proxy.

Thank you for your cooperation and support.

Sincerely,

Dick Alario

Chairman of the Board,

President and Chief Executive Officer

KEY ENERGY SERVICES, INC.

1301 McKinney Street

Suite 1800

Houston, Texas 77010

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 14, 2015

To the Stockholders of Key Energy Services, Inc.:

We invite you to the 2015 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, of Key Energy Services, Inc., which we refer to as the Company, which will be held at the Embassy Suites Houston Downtown, 1515 Dallas Street, Houston, Texas 77010, on Thursday, May 14, 2015 at 9:00 a.m. (Central Daylight Time). At the Annual Meeting, we will ask you to consider and take action on the following matters:

(1)	To elect three Class III directors to serve until the 2018 Annual Meeting of the Company;

(2)	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year;

(3)	To approve, on an advisory basis, the compensation of our own named executive officers as disclosed in these materials; and

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that you vote FOR each of the nominees on proposal (1) and FOR each of proposals (2) and (3) above.

Our Board set the close of business on March 2, 2015, as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of common stock of the Company held by such stockholder at that time. A list of all stockholders entitled to vote is available for inspection during normal business hours at our principal executive offices at 1301 McKinney St., Suite 1800, Houston, Texas 77010. This list will also be available at the Annual Meeting.

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we encourage you to read this proxy statement and submit your proxy so that your shares can be voted at the Annual Meeting and to help us ensure a quorum at the Annual Meeting. You may nonetheless vote in person if you attend the Annual Meeting.

Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

Kimberly R. Frye

Corporate Secretary

Houston, Texas

March 23, 2015

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to Be Held on May 14, 2015: The Notice of Annual Meeting of stockholders, Proxy Statement and the Annual Report to Stockholders are available at http://www.viewproxy.com/keyenergy/2015.

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PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Key Energy Services, Inc. (the “Board”) for use at Key Energy Services, Inc’s 2015 Annual Meeting of Stockholders. In this proxy statement, we refer to Key Energy Services, Inc. as “Key,” the “Company,” “we” and “us.” Although we refer to our website and other websites in this Proxy Statement, the information contained on our website or other websites in not a part of this Proxy Statement.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General Information

Q.	Why did I receive a notice regarding the availability of proxy materials rather than the printed proxy statement and annual report?	A.	Pursuant to the rules of the Securities and Exchange Commission, which we refer to as the SEC, we have elected to provide electronic access to our proxy materials over the Internet instead of mailing printed copies of these materials to each stockholder. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders of record on March 2, 2015, which we began mailing on or about March 26, 2015.

All stockholders will have the ability to access the proxy materials on the web site referred to in the Notice. If you received the Notice, then you will not receive a printed copy of the proxy materials unless you request them. Stockholders may request to receive a printed set of the proxy materials, on an ongoing basis, via the Internet at http://www.viewproxy.com/keyenergy/2015, by sending an email to requests@viewproxy.com, or by calling 1-877-777-2857.

Q.	Who can vote at the annual meeting?	A.	To be able to vote, you must have been a stockholder of record at the close of business on March 2, 2015, the record date for our annual meeting. The number of outstanding shares entitled to vote at the meeting is 156,101,064 shares of common stock.

If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the meeting. If your shares are held in a stock brokerage account or by another nominee, you are considered the beneficial owner of those shares, which are held in “street name,” and you will receive instructions from them on how to vote your shares.

Q.	What are the voting rights of the holders of common stock?	A.	Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.

Q.	What proposals will be voted on at the annual meeting and what are the voting recommendations of the Board of Directors?	A.	The proposals that will be presented at the annual meeting and the Board’s voting recommendations are set forth in the table below:

Board’s Voting
Proposal		Recommendation

1.	To elect three Class III directors to serve until the 2018 annual meeting	For all nominees

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year	FOR

3.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in these materials	FOR

Q. How do I vote?	A.	If you are a record holder, meaning your shares are registered in your name, you may vote in the following ways:

		(1)	Over the Internet: Go to the website of our tabulator, Alliance Advisors LLC, at www.cesvote.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

		(2)	By Telephone: Call 1 (888) 693-8683 toll free and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

		(3)	By Mail: If you elected to receive printed versions of the proxy materials, you may vote by signing and returning the enclosed proxy card. Your shares will be voted according to your instructions. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted as recommended by the Board.

		(4)	In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

		(1)	Over the Internet or by Telephone: You will receive instructions from your broker or other nominee stating whether they permit Internet or telephone voting and, if they do, explaining how to do so. You should follow those instructions.

		(2)	By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

		(3)	In Person at the Meeting: You must contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting. You will not be able to vote in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q. Can I change my vote?	A.	Yes. You may revoke your proxy and change your vote at any time before the meeting. To revoke your proxy and change your vote, you must do one of the following:

		(1)	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

		(2)	Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.

		(3)	Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request it.

Q.	Will my shares be voted if I don’t return my proxy?	A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by completing and submitting your proxy by mail, or by voting by ballot at the meeting.

If you hold your shares in “street name,” your brokerage firm or other nominee may be able to vote your shares for certain “routine” matters, even if you do not return your proxy. Only Proposal 2, ratification of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, is considered a routine matter. Your broker or other nominee may not vote on non-routine matters without instructions from you. If you do not give your broker or other nominee instructions on how to vote your shares on a non-routine matter, the broker or other nominee will return the proxy card without voting on that proposal. This is called a “broker non-vote.”

We encourage you to provide voting instructions to your brokerage firm or other nominee by giving your proxy to them. This ensures that your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your proxy to them at the time you receive this proxy statement.

Q.	How many shares must be present to hold the meeting?	A.	A majority of our outstanding shares of common stock must be present at the meeting to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone or by completing and submitting a proxy by mail, or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or does not vote on one or more of the matters to be voted upon. “Broker non-votes,” described above, will be counted for purposes of determining whether a quorum is present at the meeting.

If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?	A.

Proposal 1—Election of Three Class III Directors

Since each Class III director nominee’s election is uncontested, each such nominee for director must receive more votes FOR such nominee’s election than votes AGAINST such nominee’s election. As mentioned above, Proposal 1, the election of directors, is not considered a routine matter. Therefore, if your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm or other nominee cannot vote your shares on Proposal 1. If you vote to ABSTAIN from voting for any nominee, your shares will not be voted for or against such nominee and will also not be counted as votes cast on such nominee’s election. As a result, “broker non-votes,” and votes to ABSTAIN, are not counted for purposes of electing directors and will not affect the results of the vote.

You may:

• vote FOR a nominee;

• vote AGAINST a nominee; or

• ABSTAIN from voting on one or more nominees.

Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held by your broker or other nominee in “street name,” and you do not vote your shares, your brokerage firm or other nominee may vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on this proposal.

Although stockholder approval of our Audit Committee’s selection of Grant Thornton LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will review its future selection of Grant Thornton LLP in light of that voting result.

Proposal 3—Advisory Vote on Compensation of the Named Executive Officers

The vote on the compensation of our Named Executive Officers (as defined below) is a non-binding advisory vote. This means that the Board will not be required to take any action on this proposal regardless of the number of shares voted in favor of or against Proposal 3. However, our Board wants to understand the view of our stockholders on the Company’s executive compensation program, so your consideration and vote on this matter will be taken seriously by our Board. To approve Proposal 3, the votes that stockholders cast FOR Proposal 3 must exceed the number of votes that stockholders cast AGAINST Proposal 3. As mentioned above, Proposal 3 is not considered a routine matter. Therefore, if your shares are held by your broker or other nominee in “street name,” and you do not vote your shares, your brokerage firm or other nominee cannot vote your shares on Proposal 3. Shares held in “street name” by brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 3 will not be counted as votes in favor of or against the proposal and will also not be counted as votes cast on the proposal. If you vote to ABSTAIN on Proposal 3, your shares will not be voted for or against the proposal and will also not be counted as votes cast on the proposal. As a result, “broker non-votes” and votes to ABSTAIN will have no effect on the voting on this proposal.

Q.	Are there other matters to be voted on at the meeting?	A.	We do not know of any matters that may come before the meeting other than the election of three Class III directors, the ratification of the selection of our independent registered public accounting firm and the advisory vote on our executive compensation. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Where can I find the voting results?	A.	We will report the voting results in a Current Report on Form 8-K filed with the SEC, within four business days after the conclusion of the annual meeting. If the official voting results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final voting results in an amendment to the Form 8-K as soon as they become available.

Q.	What are the costs of soliciting these proxies?	A.	We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile or in person, without additional compensation. In addition, we have retained Alliance Advisors, L.L.C. to solicit proxies by mail, courier, telephone and facsimile and to request brokers, custodians and fiduciaries to forward proxy soliciting materials to the owners of the stock held in their names. For these services, we will pay a fee of $7,000 plus expenses. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Delivery of Documents to Security Holders Sharing an Address

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or Annual Report to Stockholders may have been sent to multiple stockholders in your household, unless we have received contrary instructions. We will promptly deliver a separate copy of either document to you if you request it by writing to or calling us at the following address or telephone number: 1301 McKinney Street, Suite 1800, Houston, Texas 77010, Attention: Investor Relations; (713) 651-4300. If you want to receive separate copies of this proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stock Ownership of Certain Beneficial Owners and Management

This section provides information about the beneficial ownership of our common stock by our directors and executive officers. The number of shares of our common stock beneficially owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The address for each person identified below is care of Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010.

Throughout this proxy statement, the individuals who served as our Principal Executive Officer and Principal Financial Officer during fiscal year 2014, and each of our three other most highly compensated executive officers in fiscal year 2014 are referred to as the “Named Executive Officers” or “NEOs.”

Set forth below is certain information with respect to beneficial ownership of our common stock as of March 2, 2015 by each of our NEOs and each of our directors, as well as the directors and all executive officers as a group:

Name of Beneficial Owner	Number of Shares(1)	Percentage of Outstanding Shares(2)
Richard J. Alario (3)	2,159,175	1.38%
Lynn R. Coleman	113,951	*
Kevin P. Collins	132,375	*
William D. Fertig	205,789	*
W. Phillip Marcum	212,875	*
Ralph S. Michael, III (4)	166,672	*
William F. Owens	113,174	*
Robert K. Reeves	114,655	*
Mark H. Rosenberg	50,863
Arlene M. Yocum	113,951	*
Kim B. Clarke (5)	637,430	*
J. Marshall Dodson (6)	524,814
Barry B. Ekstrand (7)	15,972	*
Kimberly R. Frye (8)	416,822	*
Newton W. Wilson III (9)	850,159	*
Current Directors and Executive Officers as a group (17 persons, including the persons listed above) (10)	6,176,194	3.96%

*	Less than 1%
(1)	Includes all shares with respect to which each director or executive officer directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares and/or the power to dispose or to direct the disposition of such shares. Includes shares that may be purchased under stock options that are exercisable currently or within 60 days after March 2, 2015.
(2)	An individual’s percentage ownership of common stock outstanding is based on 156,010,064 shares of our common stock outstanding as of March 2, 2015. Shares of common stock subject to stock options currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.
(3)	Includes 431,000 shares issuable upon the exercise of vested options. Also includes 513,512 shares of restricted stock that have not vested.
(4)	Includes 2,000 shares held jointly with Mr. Michael’s spouse.
(5)	Includes 326,063 shares of restricted stock that have not vested.
(6)	Includes 42,000 shares of common stock issuable upon the exercise of vested options. Also includes 374,397 shares of restricted stock that have not vested.
(7)	Amount of securities beneficially owned based on “exit” Form 4 filed on October 9, 2014 with the SEC.
(8)	Includes 61,825 shares of common stock issuable upon the exercise of vested options. Also includes 242,442 shares of restricted stock that have not vested.
(9)	Includes 197,250 shares of common stock issuable upon the exercise of vested options. Also includes 139,808 shares of restricted stock that have not vested.
(10)	Includes 732,075 shares of common stock issuable upon the exercise of vested options. Also includes 1,792,121 shares of restricted stock that have not vested.

The following table sets forth, certain information regarding the beneficial ownership of common stock by each person, other than our directors or executive officers, who is known by us to beneficially own more than 5% of the outstanding shares of our common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(1)
MHR Fund Management LLC(1)	17,484,343	11.5%
40 West 57th Street, 24th Floor
New York, NY 10019

Dimensional Fund Advisors LP(2)	10,255,671	6.68%
Building One
6300 Bee Cave Road
Austin, Texas 78746

BlackRock, Inc.(3)	7,698,106	5.00%
55 East 52nd Street
New York, NY 10022

(1)	Number of shares beneficially owned is based solely on a Schedule 13D filed with the SEC on August 12, 2013 on behalf of MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHR Fund Management LLC, MHR Holdings LLC and Mark H. Rachesky, M.D. relating to an aggregate amount of 17,484,343 shares held for the accounts of MHR Institutional Partners II LP, MHR Institutional Partners IIA LP and MHR Institutional Partners III LP.
(2)	Number of shares beneficially owned is based solely on a Schedule 13G filed with the SEC on February 5, 2015, reporting ownership as of December 31, 2014.
(3)	Number of shares beneficially owned is based solely on a Schedule 13G filed with the SEC on February 3, 2015, reporting ownership as of December 31, 2014. The Schedule 13G reports beneficial ownership and sole dispositive power over 7,698,106 shares held by BlackRock, Inc. and sole voting power over 7,698,106 shares held by Blackrock, Inc.

We have not made any independent determination as to the beneficial ownership of each stockholder, and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

Stock Ownership Guidelines

We believe that the ownership of our stock by our executive officers and directors aligns their interests with those of our stockholders. Accordingly, the Board adopted stock ownership guidelines in August 2011, as amended in August 2012, that require our Chief Executive Officer, or CEO, Board members, and executive officers who are direct reports to our CEO or Chief Operating Officer to own shares of common stock at least equal in value to the following multiples of base salary or annual retainer (as applicable) by the later of December 31, 2016, or at the end of five years of continuous service:

Title	Stock Ownership Guideline
Chief Executive Officer	Six times annual base salary

Direct Reports of Chief Executive Officer or Chief Operating Officer	Three times annual base salary

Non-executive Director	Three times annual cash retainer

For purposes of calculating share ownership levels required by these guidelines, we include both vested and unvested restricted stock and restricted stock units, but we do not include unexercised stock options, cash-based performance unit, SARs, or jointly-held stock. Stock ownership levels are calculated at year-end using the 12-month volume weighted average price of the Company’s common stock.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. Our bylaws provide that the number of directors constituting the Board will be determined by resolution of the Board. The Board has set the number of directors at ten. There are presently four Class I directors, three Class II directors and three Class III directors. At the annual meeting, the terms of our Class III directors will expire. The Class III directors elected at this year’s annual meeting will serve three-year terms expiring at the annual meeting in 2018, until their successors are elected and qualified, or the earlier of their death, resignation or removal. The Class I and Class II directors will serve until the annual meetings of stockholders to be held in 2016 and 2017, respectively, until their respective successors are elected and qualified, or the earlier of their death, resignation or removal.

The current Class III directors are Richard J. Alario, Ralph S. Michael, III and Arlene Yocum. Each of Mr. Alario, Mr. Michael and Ms. Yocum has been nominated by the Board pursuant to the recommendation of the Corporate Governance and Nominating (“CGN”) Committee to be elected by the holders of our common stock to serve a three-year term as a Class III director. If you execute and return the enclosed proxy card, the proxies named therein will vote to elect as Class III directors Richard J. Alario, Ralph S. Michael, III and Arlene Yocum, unless you indicate on your proxy card that your shares should be voted against one or more of the nominees or to abstain from voting in the election of one or more of the nominees. Each of the nominees is currently a member of the Board and was previously elected to the Board at the annual meeting of stockholders held in 2012. Our Board has determined that each of Mr. Michael and Ms. Yocum is independent under the rules of the New York Stock Exchange, or the NYSE and the definition of “independent director” as established by the Board.

Each of the nominees has indicated his or her willingness to serve, if elected. However, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board.

There are no family relationships between or among any of our officers and our directors, except that the son-in-law of Robert K. Reeves, a Class II director, is a non-officer employee of the Company. Robert K. Reeves is an executive officer of one of our customers. For additional information regarding these relationships, see the discussion below under the heading “Certain Relationships and Related Party Transactions” under “Corporate Governance.”

Director nominees are elected by a relative majority vote in uncontested director elections. Under this voting standard, in order to be elected in an uncontested election, our bylaws require that a director nominee must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. Under our Corporate Governance Guidelines, as a condition to being nominated, each incumbent director is required to submit an irrevocable letter of resignation that will become effective if stockholders do not re-elect the director and the Board determines to accept the resignation. If an incumbent director is not re-elected in an uncontested election, our CGN Committee will recommend to the Board the action to be taken with respect to such director’s resignation. The Board will act on the CGN Committee’s recommendation, and publicly disclose its decision and the rationale behind its decision, within 90 days after the date the election results are certified. Pending the determination of the Board and the CGN Committee, the director may remain active and engaged in Board activities, other than with respect to any deliberations or voting regarding whether to accept or reject his or her resignation.

Below are the name, age and certain other information of each nominee for election as a Class III director and each other member of our Board, including information each director has given us about all positions he or she holds, his or her principal occupation and business experience for the past five years and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors exhibit high standards of integrity, honesty and ethical values. Information with respect to the number of shares of common stock beneficially owned by each director as of March 2, 2015, appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Nominees for Term Expiring in 2018 (Class III Directors)

Richard J. Alario, age 60, has been a member of the Board since May 2004. Mr. Alario joined Key as President and Chief Operating Officer effective January 1, 2004. On May 1, 2004, he was promoted to Chief Executive Officer and appointed to the Board. He was elected Chairman of the Board on August 25, 2004. Prior to joining Key, Mr. Alario was employed by BJ Services Company, an oilfield services company, where he served as Vice President from May 2002 after OSCA, Inc. was acquired by BJ Services. Prior to joining BJ Services, Mr. Alario had over 21 years of service in various capacities with OSCA, an oilfield services company, most recently having served as its Executive Vice President. He currently serves as Chairman Ex-officio, director and executive committee member of the National Ocean Industries Association. He is also a director of Kirby Corporation, chairs its Governance Committee and serves on its Audit Committee. He is also a director of Distribution NOW, Inc. and chairs its Compensation Committee. Mr. Alario was also a director of Seahawk Drilling, Inc., serving as Chair of its Compensation Committee and as a member of its Corporate Governance Committee from August 2009 until February 2011. Mr. Alario holds a BA from Louisiana State University. We believe Mr. Alario’s qualifications to serve on our Board include his extensive experience of over 30 years in the oilfield services business, including his service as Key’s President and Chief Executive Officer.

Ralph S. Michael, III, age 60, is our Lead Director and has been a member of the Board since March 2003. He has served as President and Chief Executive Officer of Fifth Third Bank, Cincinnati Region, since December 2010. Mr. Michael was President and Chief Operating Officer of the Ohio Casualty Insurance Company from July 2005 until its sale in August 2007. From 2004 through July 2005, Mr. Michael served as Executive Vice President and Manager of West Commercial Banking for U.S. Bank, National Association (“U.S. Bank”) and then as Executive Vice President and Manager of Private Asset Management for U.S. Bank. He also served as President of U.S. Bank Oregon from 2003 to 2005. From 2001 to 2002, he served as Executive Vice President and Group Executive of PNC Financial Services Group, with responsibility for PNC Advisors, PNC Capital Markets and PNC Leasing. He is a director of AK Steel Corporation, Arlington Asset Investment Corporation, Cincinnati Bengals, Inc., CSAA Insurance Group and Xavier University. Previously, he served as a director for Integrated Alarm Services Group, Inc. from 2003 to 2007, for Ohio Casualty Corporation from 2002 to 2005 and FBR & Co. from 2010 until 2013. He holds a BA from Stanford University and an MBA from the Graduate School of Management of the University of California Los Angeles. We believe Mr. Michael’s qualifications to serve on our Board include the broad business and finance background obtained through his more than 30 years experience working in financial services, much of which has been in executive management positions, as well as his extensive experience as a corporate board member, including his service on our and other companies’ audit committees, all of which have designated him as an “audit committee financial expert.”

Arlene M. Yocum, age 57, has been a member of the Board since October 2007. She is the Chair of our Audit Committee and is currently serving as Chair of the Special Committee. Ms. Yocum has been Executive Vice President, Managing Executive of Client Sales and Service for PNC’s Asset Management Group since 2003. Prior to that, she served as an Executive Vice President of PNC’s Institutional Investment Group from 2000 to 2003. Ms. Yocum was a director of Protection One, Inc until 2010. She holds a BA from Dickinson College and a JD from Villanova School of Law. We believe Ms. Yocum’s qualifications to serve on our Board include her extensive business experience, including her investment and finance expertise and her designation as an “audit committee financial expert,” as well as her knowledge of legal matters by virtue of her training as an attorney.

Continuing Directors

Biographical and other information with respect to all members of the Board of Directors whose current terms will continue after the annual meeting is set forth below:

Directors Whose Term Expires in 2016 (Class I Directors)

Lynn R. Coleman, age 75, has been a member of the Board since October 2007. As a partner in the law firm of Skadden, Arps, Slate, Meagher and Flom LLP (“Skadden”), Mr. Coleman founded and led the firm’s energy practice for 20 years. He retired from the Skadden partnership in 2007. Prior to joining Skadden, Mr. Coleman served as the General Counsel of the U.S. Department of Energy and later as Deputy Secretary. From March 2008 through April 2010, Mr. Coleman served on the Supervisory Board of Lyondell Basell Industries, a large chemical company with operations in the U.S. and abroad. In May 2008, he also was appointed to the board of directors (non-executive Chair) of Total Holdings USA, Inc., a U.S. subsidiary of a large international oil company. In June 2010, Mr. Coleman was appointed to the board of directors of Defense Group Inc., a privately-owned corporation involved in defense and national security contracts, headquartered in Vienna, Virginia. In December 2012, Mr. Coleman was appointed to the board of directors of Standard Solar, Inc., a privately held corporation involved in development and installation of solar systems at the residential, commercial and municipal level. In 2007 and 2008, he was a lecturer at the University of Virginia School of Law, offering a seminar on energy and environmental law. He has also been appointed adjunct professor at the University of Texas School of Law offering a similar seminar. He holds an LLB degree from the University of Texas and a BA from Abilene Christian College. We believe Mr. Coleman’s qualifications to serve on our Board include his extensive experience practicing law in the energy industry, including his 20 years as a senior partner and leader of the energy practice at a prominent global law firm. He has wide ranging experience with energy transactions, litigation, government policy and regulation, in the U.S. and other countries. He has also served as managing partner and in similar management positions over other large groups of attorneys. His responsibilities in this capacity included decisions concerning strategic planning, hiring, partnership advancement, attorney evaluations, direction of work of other attorneys and management of client relationships.

Kevin P. Collins, age 64, has been a member of the Board since March 1996. He has been Managing Member of The Old Hill Company LLC since 1997, a company he founded that provides corporate finance and management consulting services. From 1979 until 1991, he worked for various financial institutions. From 1992 to 1997, he served as a principal of JHP Enterprises, Ltd.; and from 1985 to 1992, he served as Senior Vice President of DG Investment Bank, Ltd., both of which were engaged in providing corporate finance and advisory services. Mr. Collins was a director of WellTech, Inc. from January 1994 until March 1996, when WellTech was merged into Key. From 2000 until 2010, Mr. Collins served as a director of the Penn Traffic Company. Mr. Collins was also a director of Applied Natural Gas Fuels, Inc. from November 2008 until October 2012 and Antioch Company LLC from February 2009 until November 2013. Mr. Collins is also a director of PowerSecure International, Inc. He holds BS and MBA degrees from the University of Minnesota. Mr. Collins is a CFA Charterholder. We believe Mr. Collins’ qualifications to serve on our Board include his extensive knowledge of Key and our industry, his analytical business background, his experience working on strategic transactions, as well as his lending and advisory experience with large financial institutions and his extensive experience serving on boards of directors, including his service on our and other companies’ audit committees.

W. Phillip Marcum, age 71, has been a member of the Board since March 1996. He was a director of WellTech, Inc. from January 1994 until March 1996, when WellTech was merged into Key. From October 1995 until March 1996, Mr. Marcum was the non-executive Chairman of the Board of WellTech. Previously, from January 1991 until April 2007, when he retired, he was Chairman of the Board, President and Chief Executive Officer of PowerSecure International, Inc. (formerly known as Metretek Technologies, Inc., and prior to that, known as Marcum Natural Gas Services, Inc.). Mr. Marcum also serves as Chairman of the Board of Advanced Emissions Solutions, Inc. (formerly known as ADA-ES), a Colorado based company. He is presently a principal in Marcum Group. He holds a BBA from Texas Tech University. We believe Mr. Marcum’s qualifications to serve on our Board include his experience serving on other public companies’ boards of directors and his extensive business knowledge working with other public companies in the energy industry, including his founding and running of Marcum Natural Gas Services, Inc., which has since grown into a public company known as PowerSecure International, Inc.

William F. Owens, age 64, has been a member of the Board since January 2007. He served as Governor of Colorado from 1999 to 2007, as Colorado State Treasurer from 1995 to 1999, and, prior to that, as a Colorado State legislator. Before his public service, Mr. Owens was on the consulting staff at Touche Ross & Co. (now Deloitte & Touche, LLP) and served as Executive Director of the Colorado Petroleum Association, which represented more than 400 energy firms doing business in the Rocky Mountains region. Currently, he is a Managing Director of Renew Strategies LLC, a Denver-based land and water development firm. Mr. Owens serves on the boards of Cloud Peak Energy Inc., Federal Signal Corporation and Bill Barrett Corporation. From 2007 through 2009, he served on the board of Highlands Acquisition Corp.; from 2007 through 2012, he served on the board of FESCO, a Russian company listed on the Moscow exchange; and from 2009 through 2011, he served on the board of Keating Capital, Inc. He holds a BS from Stephen F. Austin State University. He is also a Senior Fellow at the University of Denver’s Institute for Public Policy Studies. We believe Mr. Owens’ qualifications to serve on our Board include his wide-ranging background and experience in business, public policy, management and energy.

Directors Whose Term Expires in 2017 (Class II Directors)

William D. Fertig, age 58, has been a member of the Board since April 2000. He has been Co-Chairman and Chief Investment Officer of Context Capital Management, an investment advisory firm, since 2002. He serves as trustee for ProFunds and ProShares. From 1990 through April 2002, Mr. Fertig was a Principal and a Senior Managing Director of McMahan Securities, a broker dealer firm specializing in convertible, high-yield and derivative securities. Mr. Fertig previously served in various senior capacities at Drexel Burnham Lambert and Credit Suisse First Boston from 1980 through 1990. He holds a BS from Allegheny College and an MBA from the Stern Business School of New York University. We believe Mr. Fertig’s qualifications to serve on our Board include his investment and market expertise.

Robert K. Reeves, age 57, has been a member of the Board since October 2007. He is Executive Vice President, General Counsel and Chief Administrative Officer of Anadarko Petroleum Corporation, an independent oil and gas exploration and production company. From 2004 to February 2007, Mr. Reeves served as Senior Vice President, Corporate Affairs & Law and Chief Governance Officer of Anadarko. Prior to joining Anadarko, he served as Executive Vice President, Administration and General Counsel of North Sea New Ventures from 2003 to 2004, and as Executive Vice President, General Counsel and Secretary of Ocean Energy, Inc. and its predecessor companies from 1997 to 2003, both energy exploration and production companies. Since 2008, Mr. Reeves has served as a director of Western Gas Holdings, LLC, a subsidiary of Anadarko and general partner of Western Gas Partners, LP. Since 2012, Mr. Reeves has also served as a director of Western Gas Equity Holdings, LLC, a subsidiary of Anadarko and general partner of Western Gas Equity Partners, LP. He holds a BA and JD from Louisiana State University. We believe Mr. Reeves’ qualifications to serve on our Board include his experience in both legal and business matters as well as his upstream exploration and production experience.

Mark H. Rosenberg, age 53, has been a member of the Board since May 2013. Since 2002, he has been a Principal and since 2012 he has been a Principal and Chief Operating Officer with MHR Fund Management LLC, an owner of greater than 10% of the Company’s common stock. From 2000 to 2001, Mr. Rosenberg was Vice President with CRT Capital Group LLC in Greenwich, CT. From 1991 to 2000, Mr. Rosenberg was President of Rosemark Management, Inc., manager of a portfolio of investments and operating businesses. Mr. Rosenberg serves as a director and a member of the Audit Committee and Compensation Committee of Northern Offshore Ltd. Previously, Mr. Rosenberg served on the boards of Ben Arnold Beverage Company of South Carolina until 2012 and Medical Nutrition USA, Inc. until its sale in 2010. Mr. Rosenberg graduated from the Wharton School, University of Pennsylvania and holds a BS in Economics. We believe Mr. Rosenberg’s qualifications to serve on our Board include his investment and market expertise.

Board Recommendation

The Board of Directors believes that approval of the election of Richard J. Alario, Ralph S. Michael, III and Arlene M. Yocum to serve as Class III directors is in the best interests of the Company and of our stockholders and therefore recommends a vote FOR each of the nominees.

CORPORATE GOVERNANCE

General

This section describes our principal corporate governance guidelines and practices. Complete copies of our Corporate Governance Guidelines, committee charters and codes of business conduct described below are available on our website at www.keyenergy.com. You can also request a copy of any of these documents by writing to: Investor Relations, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010. Our Board strongly believes that good corporate governance is important to ensure that Key is managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualifications and responsibilities, Board committee responsibilities, holdover directors, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, and Board and committee performance evaluations. The CGN Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines and recommending proposed changes to the Board, as appropriate. The Corporate Governance Guidelines are posted on our website at www.keyenergy.com. We will provide these guidelines in print, free of charge, to stockholders who request them.

Director Independence

Under applicable rules of the NYSE, a director will only qualify as “independent” if our Board affirmatively determines that he or she has no direct or indirect material relationship with Key. In addition, all members of the Audit Committee, Compensation Committee and CGN Committee are required to meet the applicable independence requirements set forth in the rules of the NYSE and the SEC.

The Board has determined that, except for Mr. Alario, who serves as our President and CEO, each of our current directors is independent within the meaning of the foregoing rules. The Board considered Mr. Reeves’ position as an executive officer of one of our customers, Anadarko Petroleum Corporation (“Anadarko”), and determined that the relationship between Anadarko and Key does not affect Mr. Reeves’ independence. The Board considered the employment by Key of Mr. Reeves’ son-in-law, West P. Gotcher, and determined that the relationship between Mr. Reeves’ son-in-law and Key does not affect Mr. Reeves’ independence. For additional information regarding the relationships of Mr. Reeves, see the discussion below under the heading “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

We operate under a leadership structure in which our CEO also serves as Chairman of the Board. Our Board consists of Mr. Alario, the CEO and Chairman of the Board, and nine other directors. Our Corporate Governance Guidelines provide that, unless the Chairman of the Board is an independent director, the Board will select a Lead Director from among the independent directors to act as a liaison between the non-employee directors and management, chair the executive sessions of non-employee directors and consult with the Chairman of the Board on agendas for Board meetings and other matters. The Board has selected Mr. Michael as Lead Director. Our Corporate Governance Guidelines also provide that non-employee directors will meet in executive session on a regular basis without management present.

Mr. Alario was elected Chairman of the Board on August 25, 2004. Mr. Alario, as the Company’s Chief Executive Officer (CEO), works in concert with the rest of our majority-independent Board and the independent Lead Director, Mr. Michael, to oversee the execution of the Company’s strategy. The Board believes that the combined Chairman and CEO role ensures open communication between the Board and executive management and promotes consistent and effective leadership of both the Board and executive management. The Board believes that a combined Chairman and CEO role is currently the best approach to promote long-term stockholder value for several reasons: (i) promotes a unified approach on corporate strategy development and execution; (ii) requires that the CEO recognize the importance of good corporate governance; and (iii) provides a clear roadmap for stockholder/stakeholder communications.

Role of Lead Director. Consistent with industry best practices, the Board has a strong and active Lead Director whose duties and responsibilities ensure the Company maintains a corporate-governance structure with appropriate independence and balance. Our independent Lead Director’s duties are closely aligned with the role of an independent, non-executive chairman. As Lead Director elected exclusively by the independent directors, Mr. Michael’s role is to assist the Chairman and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company. Mr. Michael serves as a liaison between the Chairman and the independent directors and works with the Chairman to approve all meeting agendas. He presides at (i) executive sessions of the non-employee directors, which are held regularly in conjunction with each scheduled quarterly meeting of the Board, and (ii) any other meetings as determined by the Lead Director. Mr. Michael also approves information sent to the Board and approves meeting schedules to assure there is sufficient time for discussion of all agenda items. In addition, as Lead Director, Mr. Michael has authority to call special meetings of the independent directors of the Board and is also a member of the Board’s Executive Committee, providing additional representation for the independent directors in all actions considered by the Executive Committee between Board meetings. Mr. Michael is primarily responsible for monitoring communications from stockholders and other interested parties and to provide copies or summaries of such communications to the other directors as he considers appropriate.

As described further below under “Board Committees,” we have five standing committees—the Audit Committee, the Compensation Committee, the Equity Award Committee, the CGN Committee and the Executive Committee. Other than the Executive Committee and the Equity Award Committee, on which Mr. Alario serves, each of the Board committees consists solely of independent directors, and each committee has a separate chair.

We believe that we are well-served by this leadership structure, which is a configuration commonly utilized by other public companies in the United States. We have a single leader for Key who sets the tone and has primary responsibility for our operations. We believe this structure provides clear leadership, not only for Key, but for our Board. General oversight of the business operations is provided by experienced independent directors with an independent Lead Director and separate committee chairs. We believe that having a combined Chairman / CEO, independent chairs for each of our Board committees (other than the Equity Award Committee and the Executive Committee) and an independent Lead Director provides the right form of leadership for Key and our stockholders.

Nevertheless, our Board believes that no single organizational model will provide the most effective leadership structure in all circumstances. Accordingly, the Board may periodically consider whether the offices of CEO and Chairman should continue to be combined and who should serve in such capacities, and it retains the authority to separate the positions of CEO and Chairman if it deems appropriate in the future.

Director Nomination Process

In considering whether to recommend a particular candidate for inclusion in the Board’s slate of recommended director nominees, our CGN Committee applies the criteria set forth in the guidelines contained in the Selection Process for New Director Candidates, which are available in the “Corporate Governance” section of our website, www.keyenergy.com. These criteria include the candidate’s integrity, business acumen, a commitment to understand our business and industry, experience, conflicts of interest and ability to act in the interests of all stockholders. The CGN Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Any director nominee made by the CGN Committee must be highly qualified with respect to some or all of these criteria.

Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although there is no formal diversity policy, the Selection Process for New Director Candidates tasks the CGN Committee with recommending director candidates who will assist in achieving this mix of Board members having diverse professional backgrounds and a broad spectrum of knowledge, experience and capability. At least once a year, the CGN Committee reviews the size and structure of the Board and its committees, including recommendations on Board committee structure and responsibilities.

In accordance with NYSE requirements, the CGN Committee also oversees an annual performance evaluation process for the Board, the Audit Committee, the Compensation Committee and the CGN Committee. In this process, anonymous responses from directors on a number of topics, including matters related to experience of Board and committee members, are discussed in executive sessions at Board and committee meetings. Although the effectiveness of the policy to consider diversity of director nominees has not been separately assessed, it is within the general subject matter covered in the CGN Committee’s annual assessment and review of Board and committee structure and responsibilities, as well as within the Board and committee annual performance evaluation process.

Any stockholder entitled to vote for the election of directors may propose candidates for consideration for nomination for election to the Board. The CGN Committee will evaluate candidates proposed by stockholders in compliance with the guidelines contained in the Selection Process for New Director Candidates in the same manner as other candidates. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then the candidate’s name will be included on our proxy card for the next annual meeting. Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the CGN Committee or the Board, by following the procedures set forth under the heading “Stockholder Proposals for the 2016 Annual Meeting” below. Candidates nominated by stockholders in accordance with procedures set forth in our bylaws will not be included on our proxy card for the next annual meeting.

Board Role in Risk Oversight

The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to Key, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chair of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. In addition, as part of its charter, the Audit Committee regularly reviews and discusses with management, our internal auditors and our independent registered public accounting firm, Key’s policies relating to risk assessment and risk management. The Compensation Committee also specifically reviews and discusses risks that relate to compensation policies and practices. During 2014, we continued to engage in a comprehensive enterprise risk management process by evaluating our existing and emerging risk exposures and then implementing appropriate design plans to manage such risks. The Board reviews this process with management on a quarterly basis.

Board Meetings and Attendance

The Board held sixteen meetings, either in person or by teleconference, during 2014. During that year, each of our directors attended at least 85% of the aggregate number of Board meetings and meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All of our current directors attended the 2014 annual meeting, and we expect substantially all of our directors to attend the 2015 annual meeting.

Board Committees

The Board has established five standing committees—Audit Committee, Compensation Committee, Equity Award Committee, CGN Committee and Executive Committee. Current copies of the charters of each of the Audit, Compensation and CGN Committees are posted in the “Corporate Governance” section of our website, www.keyenergy.com.

The Board has determined that all of the members of each of the Board’s standing committees, other than the Executive Committee and Equity Award Committee, are independent under the NYSE rules, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Audit Committee

The responsibilities of the Audit Committee include the following:

•	appointing, evaluating, approving the services provided by and the compensation of, and assessing the independence of, our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing with the internal auditors and our independent registered public accounting firm the overall scope and plans for audits, and reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing and discussing with management and the independent registered public accounting firm our system of internal controls, financial and critical accounting practices and policies relating to risk assessment and risk management;

•	reviewing the effectiveness of our system for monitoring compliance with laws and regulations;

•	reviewing, evaluating and discussing with management Key’s significant financing transactions; and

•	preparing the Audit Committee report required by SEC rules (which is included under the heading “Report of the Audit Committee” below).

The current members of our Audit Committee are Ms. Yocum and Messrs. Collins, Michael and Owens. Ms. Yocum is the chair of the Audit Committee. All members of the Audit Committee meet the financial literacy standard required by the NYSE rules and at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, as required by the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring that each public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, satisfies all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by Key’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal control over financial reporting; and

•	an understanding of audit committee functions.

The Board has determined that Ms. Yocum and Mr. Michael satisfy the definition of “audit committee financial expert,” and designated each of Ms. Yocum and Mr. Michael as an “audit committee financial expert.” In addition, the Board has determined that all members of the Audit Committee are independent under the listing standards of the NYSE and the rules of the SEC.

The Audit Committee held thirteen meetings in 2014. In addition, members of the Audit Committee speak regularly with our independent registered public accounting firm and separately with the members of management to discuss any matters that the Audit Committee or these individuals believe should be discussed, including any significant issues or disagreements concerning our accounting practices or financial statements. For further information, see “Report of the Audit Committee” below.

The Audit Committee has the authority to retain legal, accounting or other experts that it determines to be necessary or appropriate to carry out its duties. We will provide the appropriate funding, as determined by the Audit Committee, for the payment of compensation to our independent registered public accounting firm and to any legal, accounting or other experts retained by the Audit Committee and for the payment of the Audit Committee’s ordinary administrative expenses necessary and appropriate for carrying out the duties of the Audit Committee.

The Audit Committee charter provides that no member of the Audit Committee may simultaneously serve on the audit committees of more than three public companies (including our Audit Committee) unless the Board has determined that such simultaneous service would not impair his or her ability to effectively serve on our Audit Committee. Currently, no member of the Audit Committee serves on the audit committees of more than three public companies.

The charter of our Audit Committee can be accessed on the “Corporate Governance” section of our website, www.keyenergy.com.

Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The responsibilities of the Compensation Committee include the following:

•	reviewing and approving corporate goals and objectives relevant to the compensation of the CEO;

•	evaluating the CEO’s performance in light of corporate goals and objectives and, together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•	reviewing and approving the compensation of senior executive officers other than the CEO;

•	reviewing and approving any incentive-compensation plans or equity-based plans;

•	overseeing the activities of the individuals and committees responsible for administering incentive-compensation plans or equity-based plans, including the 401(k) plan, and discharging any responsibilities imposed on the Compensation Committee by any of these plans;

•	approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•	in consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing Key’s policies on structuring compensation programs to preserve tax deductibility;

•	making recommendations to the Board with respect to any severance or similar termination payments proposed to be made to any current or former senior executive officer or member of senior management of Key;

•	reviewing and recommending director compensation to the Board;

•	reviewing any potential conflicts of interest of our compensation consultant;

•	preparing an annual report of the Compensation Committee on executive compensation for inclusion in Key’s annual proxy statement or annual report in accordance with applicable SEC rules and regulations; and

•	reviewing and approving the Compensation Disclosure and Analysis for inclusion in Key’s annual proxy statement or annual report in accordance with applicable SEC rules and regulations.

The current members of the Compensation Committee are Messrs. Reeves, Fertig, Marcum, Coleman and Rosenberg, all of whom are independent, non-employee members of the Board. Mr. Reeves is the chair of the Compensation Committee. No Compensation Committee member participates in any of our employee compensation programs other than the Key Energy Services, Inc. 2014 Equity and Cash Incentive Plan. The Compensation Committee held six meetings in 2014.

The Compensation Committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate in order to carry out its responsibilities, without seeking approval of the Board or management. With respect to compensation consultants retained to assist in the evaluation of director, CEO or executive officer compensation, this authority is vested solely in the Compensation Committee.

The charter of our Compensation Committee can be accessed in the “Corporate Governance” section of our website, www.keyenergy.com.

Equity Award Committee

Mr. Alario is the chair and sole member of the Equity Award Committee. Subject to certain exceptions and limitations, the Compensation Committee has delegated to the Equity Award Committee the ability to grant equity awards under our equity incentive plans to those employees who are not executive officers, usually in connection with new hires and promotions. During 2014, the Compensation Committee authorized the Equity Award Committee to make grants up to an aggregate of 150,000 stock options or shares of restricted stock and restricted stock units to eligible employees under the annual approval authority for twelve months starting on January 30, 2014, but no more than 20,000 shares per grant or in the aggregate to any single employee during a twelve-month period. For 2015, the Compensation Committee reset this authority for a twelve-month period starting on January 30, 2015. In addition, on that same date, the Compensation Committee approved restricted stock, restricted stock units and performance unit grants to non-executive officer employees up to an aggregate amount, and authorized the Equity Award Committee to determine the individual grant amounts to each employee in its reasonable discretion in consultation with management. Reports of equity grants made by the Equity Award Committee are included in the materials presented at the Compensation Committee’s regularly scheduled meetings.

Corporate Governance and Nominating Committee

The responsibilities of the CGN Committee include the following:

•	identifying and recommending individuals to the Board for nomination as members of the Board and its committees, consistent with criteria approved by the Board;

•	developing and recommending to the Board corporate governance guidelines applicable to Key; and

•	overseeing the evaluation of the Board and management of Key.

The CGN Committee consists entirely of independent directors, as that term is defined by applicable NYSE rules. The current members of the CGN Committee are Messrs. Fertig, Coleman, Marcum, Reeves and Rosenberg. Mr. Fertig is the chair of the CGN Committee. The CGN Committee held five meetings in 2014.

The CGN Committee has the authority and funding to retain counsel and other experts or consultants, including the sole authority to select, retain and terminate any search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.

The charter of our CGN Committee can be accessed in the “Corporate Governance” section of our website, www.keyenergy.com.

Executive Committee

The Executive Committee’s membership consists of the CEO and Chairman of the Board, the Lead Director and the chair of each of the Audit Committee, Compensation Committee and CGN Committee. The Executive Committee only acts in place of the Board in situations where it may be impracticable to assemble the full Board to consider a matter on a timely basis. Any action by the Executive Committee will be promptly reported to the full Board. Currently, Messrs. Alario, Fertig, Michael and Reeves and Ms. Yocum serve on the Executive Committee. The Executive Committee held two meetings in 2014.

Other Committees

From time to time, the Board has established ad hoc or special committees to oversee certain Company projects or issues. During 2014, a Special Committee of directors consisting of Ms. Yocum (chair of the Special Committee) and Messrs. Michael, Collins, Owens, Coleman and Reeves was formed to investigate (i) possible violations of the FCPA involving business activities of our operations in Russia, (ii) an allegation involving our Mexico operations that, if true, could potentially constitute a violation of certain of our policies, including our Code of Business Conduct, the FCPA and other applicable laws, and (iii) a review of certain aspects of the Company’s Colombia operations, as well as our other international locations. The Special Committee held seventeen meetings in 2014.

Code of Business Conduct and Code of Business Conduct for Members of the Board of Directors

Our Code of Business Conduct applies to all of our employees, including our directors, CEO, Chief Financial Officer, or CFO and senior financial and accounting officers. Among other matters, the Code of Business Conduct establishes policies to deter wrongdoing and to promote both honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest, compliance with applicable laws, rules and regulations, full, fair, accurate, timely and understandable disclosure in public communications and prompt internal reporting of violations of the Code of Business Conduct. We also have an Ethics Committee, composed of members of management, which administers our ethics and compliance program with respect to our employees. In addition, we provide an ethics line for reporting any violations on a confidential basis. Copies of our Code of Business Conduct are available in the “Corporate Governance” section of our website at www.keyenergy.com. We will post on our website all waivers to or amendments of our Code of Business Conduct and the Code of Business Conduct for Members of the Board of Directors that are required to be disclosed by applicable law and the NYSE listing standards.

Report of the Audit Committee

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2014 and has discussed these financial statements with the Company’s management and independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Grant Thornton LLP, the Company’s independent registered public accounting firm, various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee has discussed with the independent registered public accounting firm their independence from Key.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

By the Audit Committee of the Board of Directors

Arlene M. Yocum, Chair

Kevin P. Collins

Ralph S. Michael, III

William F. Owens

Executive Officers

Below are the names, ages and certain other information on each of our current executive officers, other than Mr. Alario, whose information is provided above.

J. Marshall Dodson, age 44, Senior Vice President, Chief Financial Officer and Treasurer. Mr. Dodson was appointed Senior Vice President and Chief Financial Officer on March 25, 2013. Mr. Dodson joined Key as Vice President and Chief Accounting Officer on August 22, 2005 and served in that capacity until being appointed Vice President and Treasurer on June 8, 2009. From February 6, 2009, until Mr. Whichard’s election as Key’s new Chief Financial Officer on March 26, 2009, Mr. Dodson served in the additional capacity as interim principal financial officer. Prior to joining Key, Mr. Dodson served in various capacities at Dynegy, Inc., an electric energy production and services company, from 2002 to August 2005, most recently serving as Managing Director and Controller, Dynegy Generation since 2003. Mr. Dodson started his career with Arthur Andersen LLP in Houston, Texas in 1993, serving most recently as a senior manager prior to joining Dynegy, Inc. Mr. Dodson received a BBA from the University of Texas at Austin in 1993.

Kim B. Clarke, age 59, Senior Vice President, Administration and Chief People Officer. Ms. Clarke joined Key on November 22, 2004 as Vice President and Chief People Officer. She was elected as an executive officer in January 2005 and, since January 1, 2006, she has served as our Senior Vice President and Chief People Officer (as of March 25, 2009, her title was changed to Senior Vice President, Administration and Chief People Officer). Her responsibilities include Business Development, Sales and Marketing, Human Resources, Health, Safety and Environmental, Operational Administration and Information Technology. Previously, from 1999 to 2004, Ms. Clarke served as Vice President of Human Resources for GC Services, a teleservicing and collection services company. Prior to that, she served in a number of senior level human resource roles for Browning Ferris Industries (BFI), a waste management company, from 1988 to 1997, and as BFI’s Vice President Human Resources from 1997 to 1999. She also currently serves as a director of ADES, Inc. Ms. Clarke’s 30 years of work experience also includes industry experience with Baker Service Tools and National Oilwell. Ms. Clarke holds a BS degree from the University of Houston.

Kimberly R. Frye, age 46, Senior Vice President, General Counsel and Secretary. Ms. Frye joined Key in October 2002 as Associate General Counsel and was promoted to her current position as Senior Vice President, General Counsel and Secretary in July 2008. Prior to joining Key, Ms. Frye was an attorney with Porter Hedges LLP where her practice focused principally on corporate and securities law. Prior to attending law school, Ms. Frye worked as a federal bank examiner for the Federal Deposit Insurance Corporation. Ms. Frye received her BS in Corporate Finance and Investment Management from the University of Alabama in 1991 and her JD from the University of Houston in 1997.

Mark A. Cox, age 55, Vice President and Controller. Mr. Cox was appointed as Vice President and Controller on March 20, 2012, and serves as principal accounting officer. Mr. Cox joined Key as Vice President, Tax in October 2009. Prior to joining Key, he served from December 2008 to September 2009 as Chief Financial Officer for Recon International, a privately-held company providing construction services to military and private organizations in Afghanistan. From August 1990 through November 2008, Mr. Cox held a variety of positions with BJ Services Company, including Director of Tax, Middle East Region Controller and Assistant Corporate Controller. He also worked in the tax practice of Arthur Andersen LLP from 1986 to 1990. Mr. Cox is a CPA and received a Bachelor of Accountancy degree from Houston Baptist University in 1986.

Jeffrey S. Skelly, age 57, Senior Vice President, Rig Services, Fluid Management Services and Operations Support. Mr. Skelly joined Key as its Senior Vice President, Rig Services effective on June 21, 2010. He currently serves as Senior Vice President, Rig Services and Operations Support. Mr. Skelly’s previous role was that of Chief Operating Officer at GEODynamics, a technology company focused on perforating systems and solutions, from November 2007 to January 2010. Previously, he was President for Expro Group’s Western Hemisphere Operations from January 2005 to June 2007. Mr. Skelly has also served in several roles at Halliburton including Global Manufacturing Operations Manager, Global Product Manager for Logging and Perforating, and Regional Manager of Wireline and Testing for the Middle East. Mr. Skelly began his career in the oil and gas services business after earning a B.S. Degrees in Civil Engineering and Ocean Engineering from Florida Institute of Technology. After college, he joined Schlumberger Limited (Schlumberger N.V.) (“Schlumberger”) and held various positions at Schlumberger over the next 15 years including Field Engineer, Technical Manager, Field Service Manager, District Manager, Area Operations Manager, and Sales Manager.

Fees of Independent Registered Public Accounting Firm

Audit Fees

Effective December 1, 2006, Grant Thornton LLP was engaged as our independent registered public accounting firm. The following table sets forth the fees for the fiscal period to which the fees relate. The Audit Committee approved all such fees in accordance with the Audit and Non-Audit Services Pre-Approval Policy described below.

	2014 (1)	2013 (2)
Audit fees	$2,202,718	$2,201,185
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$2,202,718	$2,201,185

(1)	Includes fees of $68,140 for the 2014 statutory audit of our Mexican subsidiaries, fees of $14,441 for the 2014 statutory audit of our Colombian subsidiaries, fees of $15,476 for the 2014 statutory audit of our Bahraini subsidiaries, and fees of $7,770 for the 2014 statutory audit of our Oman operations.
(2)	Includes fees of $17,158 for the 2013 statutory audit of our Colombian subsidiaries, fees of $97,286 for the 2013 statutory audit of our Mexican subsidiaries, and fees of $6,996 for the 2013 statutory audit of our Oman operations.

Audit fees consist of professional services rendered for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the reviews of the quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board. Fees are generally presented in the period to which they relate as opposed to the period in which they were billed. Other services performed include certain advisory services and do not include any fees for financial information systems design and implementation.

Policy for Pre-Approval of Audit and Non-Audit Fees

The Audit Committee has an Audit and Non-Audit Services Pre-Approval Policy. The policy requires the Audit Committee to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. Under the policy, the Audit Committee establishes the audit, audit-related, tax and all other services that have the approval of the Audit Committee. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee adopts a shorter period and so states. The Audit Committee will periodically review the list of pre-approved services and will add to or subtract from the list of pre-approved services from time to time. The Audit Committee will also establish annually pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee.

The Audit Committee has delegated to its chair the authority to pre-approve services, not previously pre-approved by the Audit Committee, that involve aggregate payments (with respect to each such service or group of related services) of $50,000 or less. The chair will report any such pre-approval to the Audit Committee at its next scheduled meeting.

The policy contains procedures for a determination by the CFO that proposed services are included within the list of services that have received pre-approval of the Audit Committee. Proposed services that require specific approval by the Audit Committee must be submitted jointly by the independent registered public accounting firm and the CFO and must include backup statements and documentation regarding the proposed services and whether the proposed services are consistent with SEC and NYSE rules on auditor independence.

Certain Relationships and Related Party Transactions

Our Affiliate Transaction Policy requires advance review and approval of any proposed transactions (other than employee or director compensation) between Key and an affiliate of Key. For this purpose, affiliates include major stockholders, directors and executive officers and members of their immediate family (including in-laws), nominees for director, and affiliates of the foregoing persons, as determined in accordance with SEC rules. In determining whether to approve an affiliate transaction, the Board will use such processes as it deems reasonable in light of the circumstances, such as the nature of the transaction and the affiliate involved, which may include an analysis of any auction process involved, an analysis of market comparables, use of an appraisal, obtaining an investment banking opinion or a review by independent counsel. The policy requires the Board to determine that, under all of the circumstances, the covered transaction is in, or not inconsistent with, the best interests of Key, and requires approval of covered transactions by a majority of the Board (excluding any interested directors). The Board, in its discretion, may delegate this authority to the CGN Committee or another committee comprised solely of independent directors, as appropriate.

In addition, we require each of our directors and executive officers to complete an annual Directors and Officers Questionnaire to describe certain information and relationships (including those involving their immediate family members) that may be required to be disclosed in our Form 10-K, annual proxy statement and other filings with the SEC. Director nominees and newly appointed executive officers must complete the questionnaire at or before the time they are nominated or appointed. Directors and executive officers must immediately report to Key any changes to the information reported in their questionnaires arising throughout the year, including changes in relationships between immediate family members and Key, compensation paid from third parties for services rendered to Key not otherwise disclosed, interests in certain transactions and other facts that could affect director independence. Directors are required to disclose in the questionnaire, among other things, any transaction that the director or any immediate family member has entered into with Key or relationships that a director or an immediate family member has with Key, whether direct or indirect. This information is provided to our legal department for review and, if required, submitted to the Board for the process of determining independence.

Transactions with Related Persons

Mr. Reeves joined our Board in October 2007 and is currently an executive officer with Anadarko, one of our customers. During the fiscal year ended December 31, 2014, Anadarko purchased services from us for approximately $32.5 million, which is less than 1% of Anadarko’s revenue for 2014. In addition, Mr. Reeves’ son-in-law, West P. Gotcher, who had been an employee of Edge Oilfield Services, LLC, joined the Company as a non-officer employee upon our acquisition of Edge in August 2011. Mr. Gotcher’s total compensation received from the Company in 2014 was approximately $159,950. Both relationships were reviewed and approved under the Affiliate Transaction Policy. The Board has determined that our relationships with such related parties do not affect the independence of Mr. Reeves and that Mr. Reeves qualifies as “independent” in accordance with NYSE listing standards.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid to our Named Executive Officers for 2014. Our 2014 Named Executive Officers are:

•	Richard J. Alario, our President and Chief Executive Officer;

•	Newton W. Wilson III, our former Executive Vice President and Chief Operating Officer;

•	J. Marshall Dodson, our Senior Vice President and Chief Financial Officer;

•	Kim B. Clarke, our Senior Vice President, Administration and Chief People Officer;

•	Kimberly R. Frye, our Senior Vice President, General Counsel and Secretary; and

•	Barry B. Ekstrand, our former Senior Vice President, CTS, FRS and Edge;

As of February 16, 2015, Mr. Wilson no longer served as our Executive Vice President. He will remain an employee of the Company until May 17, 2015. Effective October 7, 2014, Mr. Ekstrand, who served as Senior Vice President, CTS, FRS and Edge, was no longer with the Company, but was still considered an Named Executive Officer for the 2014 year under the SEC’s disclosure rules.

In this Compensation Discussion and Analysis, we first provide an executive summary of our actions and results from 2014 related to executive compensation. We next explain the factors affecting our compensation decisions, results from 2014 and changes for the 2015 executive compensation program. We will also explain our principles that guide our Compensation Committee’s executive compensation decisions, including the compensation philosophy. We encourage you to read the entirety of the executive compensation discussion.

Executive Summary

Pay for Performance Philosophy

We are committed to providing value to our shareholders. We believe that our executive compensation program fairly and appropriately compensates our executive officers. The core principle of our executive compensation philosophy is to pay for performance in ways that we believe will motivate our executives to develop and execute strategies that deliver performance improvements over the short and long term. Accordingly, our executive compensation program is heavily weighted toward “at-risk” performance-based compensation. We have three principal elements of total direct compensation: base salary, annual incentive compensation and long-term incentive compensation. These elements provide our compensation committee with a platform to reinforce our pay-for-performance philosophy while addressing our business needs and goals with appropriate flexibility.

To illustrate our pay for performance philosophy, the following charts set forth each element as a proportion of the total direct compensation (“TDC”) that the CEO and the other NEOs were targeted to receive for 2014. For the CEO, 84% of his TDC was at-risk, performance based and not guaranteed.

For the other NEOs, on average, 76% of their TDC was at-risk, performance based and not guaranteed.

CEO Reported Pay vs. Realized Pay

Realized Compensation Reflects Alignment with Stockholders

At the Company, a substantial portion of the compensation granted by the Compensation Committee to the CEO and reported in the “Summary Compensation Table” represents an incentive for future performance, not current cash compensation. This demonstrates the linkage between compensation and performance results. The table below sets forth the difference between pay shown in the “Summary Compensation Table” (“Reported Compensation”) and the actual pay realized by the CEO for fiscal years 2014, 2013, and 2012:

Year of Compensation	Total Reported Compensation	Total Realized Compensation	Realized Compensation vs. Reported Compensation		Realized Compensation as a Percentage of Reported Compensation
2014	$4,809,137	$2,730,986	-$	2,078,151	57%
2013	$5,651,334	$3,771,010	-$	1,880,325	67%
2012	$4,539,063	$3,480,585	-$	1,058,478	77%

Realized compensation is different than reported compensation as disclosed in the “Summary Compensation Table” below.

Reported Compensation - the total compensation based on the current reporting rules for the “Summary Compensation Table” to be disclosed by a Company. Reported compensation includes the “grant date fair value” of equity awards (i.e. restricted stock and performance shares), rather than the annual expense value for accounting purposes. The “grant date fair value” is also calculated without any consideration to the risk of forfeitures with the award.

Realized Compensation – the total compensation actually received by the executive during the fiscal year, including base salary, the current bonus cash payout, market value of previously granted restricted stock that vested in the current year, market value of previously awarded performance shares vesting in the current year (assuming performance was achieved), and all other compensation amounts realized in the current year. This excludes the value of newly awarded/unvested restricted stock and performance share grants, change in pension value, and other amounts that will not actually be received until a future date. Realized compensation as a percentage of reported compensation has decreased 20% since 2012.

A realized compensation analysis, on the other hand, measures the value of long-term compensation as it is earned rather than the value at the time of the grant. Because Key is ultimately focused on the interests of the shareholder, the realized compensation of the executive team, particularly the CEO, is linked to the performance of the Company’s total shareholder return and other performance metrics as described in the summary of compensation components below. The chart below details the performance of total shareholder return (“TSR”) over the past three years in comparison to reported compensation and to the compensation that was actually realized by the CEO in order to show that, based on our compensation philosophy, the compensation plans align realized pay with shareholder return:

Note: The total shareholder return (“TSR”) is the value of the stock performance between January 1st and year end. The realized long-term incentive values included the Realized TDC for the chart above include the restricted stock shares and the performance shares vested in each of the years at the year end stock price.

Executive Compensation Principles

As discussed in greater detail in this Compensation Discussion & Analysis, we believe that our compensation practices align the interests of our CEO and other executives to that of our stockholders, to drive performance. During the 2014 calendar year we evaluated the compensation practices that needed to be addressed and made significant changes, the majority of which are applicable to the 2015 calendar year, to our executive compensation practices, based on the feedback we received from the shareholders and our compensation consultants. An overview of the practices we have implemented to drive this behavior and improve performance is highlighted below.

We Pay for Performance.

•	84% of our CEO’s (and 76% on average for our other NEOs) total direct compensation is “at-risk, performance based, and not guaranteed.”

•	CEO long-term incentive awards revised to target at 85% performance based, up from 50% in 2014.

•	NEO’s long-term incentive awards revised to target at 50% performance based, up from 20% in 2014.

•	We reduced our CEO’s base salary by 10% and our NEO’s base salaries by 7%, effective February 22, 2015.

•	We set clear financial goals to determine bonus payments.

•	We use negative discretion in determining the awards made under our bonus plan.

•	We use negative discretion in determining the awards under our long-term incentive plan.

•	We do not pay guaranteed or retention bonuses for executive officers.

•	We provide minimal perquisites to our executive officers.

We Follow Compensation Best Practices.

•	Performance based long term compensation is subject to a three year performance period, up from one year performance period in prior grants.

•	All incentive-based compensation is subject to a clawback policy.

•	All equity grants, including performance- based grants are subject to “clawback” and “detrimental activities” provisions under certain circumstances.

•	We pay our cash incentive plan on an annual basis with established criteria.

•	We prohibit hedging transactions and short sales by our executive officers and directors.

•	We do not permit the repricing of underwater stock options.

•	Our equity incentive plans do not allow for share recycling, other than forfeitures or cancellations.

•	We have minimum vesting requirements of 3 years for all equity-based awards to our executive officers.

•	We have equity ownership guidelines for our executive officers and directors: 6x base salary for CEO, 3x for NEO, 3x annual cash retainer for outside directors.

•	We evaluate share utilization to ensure burn rate and shareholder value dilution is within peer and industry norms.

•	We eliminated excise tax gross-ups for any future employment agreements.

•	After a change of control, there must be a “double-trigger” in order for severance to be paid.

•	We limit our severance multiples to not greater than 3.0 times.

•	All new restricted stock grants provide for double trigger equity vesting after a change of control.

We Follow Corporate Governance Best Practices.

•	Our compensation committee is comprised of only independent directors.

•	We seek to mitigate undue risk associated with compensation, including caps, retention provisions, multiple performance targets and robust checks and balances to ensure employees do not take on unnecessary financial, safety or environmental risks.

•	Our Compensation Committee engages an independent compensation consultant, and meets with the consultant in executive session.

•	We regularly review the executive’s compensation with the peer group, which is also analyzed to ensure it is appropriate.

•	We revised the 2015 peer group to more closely represent the Company’s size.

2014 Market and Industry Context

Our core businesses depend on our customers’ willingness to make expenditures to produce, develop and explore for oil and natural gas. Industry conditions are influenced by a number of factors, such as the domestic and international supply and demand for oil and natural gas, domestic and international economic conditions, political instability in oil producing countries and merger, acquisition and divestiture activity among E&P companies.

2014 was a year of extraordinary volatility in the energy services industry. During the first six months of 2014, oil prices climbed approximately 9%. Over the course of the first half of 2014, our businesses in the U.S. were faced with strong competitive forces in a market environment where demand for completion related services for horizontal oil wells continued to grow. In response to the competitive environment, we made organizational changes to improve our responsiveness to customer demands and service requirements. In addition, given the strong demand for oilfield service labor, we faced rising labor costs in order to ensure that we could appropriately service our customers’ needs in a market where, due to competitive pressures, we were challenged to pass those costs along to our customers. Demand for production maintenance services did not see the same growth as completed relation services in 2014, although we believe that we began to see an increase in demand for maintenance on horizontal oil wellbores and expect that trend to continue.

In a drastic turn of events, oil prices dropped roughly 50% during the second half of 2014; declining to a low of $53 a barrel by year end. This has been one of the fastest oil price declines in history. As a result, customer demand as measured by the Baker Hughes land drilling rig count declined sharply as exploration and production companies cut capital expenditures.

Layered on top of the market dynamics, in addition to the substantial time spent by management during the course of the year, the Company incurred costs of approximately $41.1 million in connection with the Special Committee investigations described above, which in turn created uncertainty for investors as to the ongoing costs and ultimate resolution of the investigation.

How Key has Responded to Market Dynamics

As a result of the change in market conditions, management made several changes in the U.S. business to position Key for success in a market of declining demand and intense competition. These changes included:

•	Reduction in corporate overhead;

•	Elimination of job positions;

•	Reduction in corporate salaries and wages;

•	Reduction in costs in field locations and field management;

•	Reduction in field salaries and wages;

•	Removing fixed assets and related costs; and

•	Requiring price reductions from our suppliers.

In addition, we are proactively using our Key Value Added or KVA as our guidepost in pricing to ensure we are retaining cash flow positive work and maximizing the marginal dollars available to us in this market. KVA is not only a financial metric on which we measure ourselves, but, more important, it is a strategic analysis framework for decision making that we believe has meaningfully enhanced the institutional and commercial intelligence at Key. Please see below for a detailed discussion on KVA.

2014 Executive Compensation Highlights

Results of the 2014 Say-on-Pay Vote/Investor Outreach.

Our board of directors, our Compensation Committee and our management value the opinions of our stockholders. Our say-on-pay vote in 2014 received the approval of 68% of the votes cast at the 2014 annual meeting. The 2014 vote outcome represented a significant decline compared to our prior votes. In 2012 and 2013, over 97% of the shares that were voted supported our say-on-pay referendum.

The 2014 say-on-pay vote was taken very seriously by the Company, our Board of Directors and our Compensation Committee. Our management team significantly increased our efforts to obtain feedback from our stockholders. Our goal in soliciting feedback was to provide information to our Compensation Committee to help the Committee (i) better understand our stockholders’ views on executive compensation, (2) be responsive to our stockholders’ views expressed in the 2014 say-on-pay vote, and (3) understand whether potential changes to our compensation programs would address concerns expressed by our stockholders. We contacted a significant majority of our largest investors after the 2014 annual meeting to get their further opinion on our compensation policies and practices. Our aggressive investor outreach efforts included the following:

•	Outreach to stockholders holding more than 50% of our outstanding stock;

•	In-depth meaningful discussions with holders representing approximately 35% of our outstanding stock (some stockholders declined our request to engage and some stockholders targeted in our comprehensive outreach effort have not yet responded); and

•	Examination of reports and analyses issued by and discussions with the principal proxy advisory services.

Our CFO, Director of Investor Relations and Associate General Counsel- Corporate and Transactional led the outreach to interested investors. We believe the stockholders appreciated the outreach and the dialogue that resulted, and generally expressed a high level of satisfaction with our pay-for-performance approach and overall disclosure, but also provided some meaningful recommendations for the Compensation Committee to consider. Many of our stockholders reviewed the Company’s recent filing on Form 8-K dated February 19, 2015 and the following items were noted by investors to be of particular importance with respect to executive compensation: (i) increase in performance period for performance shares; (ii) increase in percentage of performance based pay for NEOs; (iii) double trigger equity vesting for all NEOs; (iv) the adoption of a Clawback Policy; and (vi) increased disclosure regarding the link between short term incentive compensation and long term incentive compensation. We intend to continue this dialogue with our major stockholders.

As a result of the Compensation Committee’s ongoing efforts to ensure strong alignment between executive pay and Company performance, and in response to the feedback that we received from our major stockholders, as well as feedback from our compensation consultants, the Compensation Committee made the following key changes and decisions with respect to our executive compensation program:

•	Negative Discretion Used in Determining 2014 Bonus Payout. We met the threshold goal for our financial performance goal. Nonetheless, the Compensation Committee exercised negative discretion in determining the bonus payout.

•	The CEO, Mr. Alario, was not paid any cash bonus;

•	The payments to Mr. Dodson and Mses. Clarke and Frye were as follows:

Participant	Bonus Paid
J. Marshall Dodson	$125,000
Kim B. Clarke	$125,000
Kimberly R. Frye	$89,700

•	No bonus was paid to Mr. Wilson. As noted above, as of February 16, 2015, Mr. Wilson no longer served as our Executive Vice President. He will remain an employee of the Company until May 17, 2015.

•	No bonus was paid to Mr. Ekstrand.

•	No Payments Made with Respect to Performance Units. The second tranche of performance units granted in 2013 and the first tranche of performance units granted in 2014 did not meet the performance expectation. As a result, no payments were made with respect to any outstanding performance units in 2014.

•	NEO Salary Reductions. Effective February 22, 2015, the Compensation Committee reduced the CEO’s base salary by 10%, and the NEOs’ base salaries by 7%, resulting in base salaries at the 28th market percentile of the prior peer group.

•	Negative Discretion Used in Determining Long Term Incentive Awards to NEOs. In 2015, the Compensation Committee used negative discretion in awarding restricted stock to its NEOs by reducing the value of shares awarded by 40% to 50% compared to the value of shares awarded to the NEOs in 2014.

•	Director Fee Reductions. Effective January 1, 2015, the Compensation Committee reduced the director’s base cash retainers by 10%.

•

Performance Awards. The Compensation Committee adopted new performance unit award terms, including lengthening the performance period from two independent one year periods to one three year period, and eliminating opportunities for payout when total shareholder return (“TSR”) performance is below a sixth placement amongst the peer group. In addition, the Committee revised the CEO’s long-term incentive awards to target 85% performance based, up from 50% performance based in 2014 and revised the NEOs’ long-term incentive awards to target 50% performance based, up from 20% in 2014.

•	Restricted Stock Awards. The Compensation Committee approved a form of restricted stock award agreement that provides for double trigger equity vesting after a change of control. Shares granted using this form of award agreement will supersede any single trigger change of control provisions in any existing employment agreement, including for our CEO.

•	Clawback Policy. In 2014, the Compensation Committee approved a clawback policy that requires the Board to review incentive compensation paid or awarded to the Company’s current and former executive officers in the event of a material misstatement of the Company’s financial results and to seek recoupment or forfeiture of any incentive-based compensation from executive officers who engaged in fraud or other misconduct that resulted in the restatement to the extent in excess of the amount that would have been paid or awarded to the officer under the Company’s restated financial statements.

More details regarding our 2014 performance and executive compensation can be found below. We encourage you to read this section in conjunction with the advisory (nonbinding) vote with respect to the compensation of our NEOs described below. See “Compensation of Executive Officers— Summary Compensation Table” and other related compensation tables and narrative disclosure in the “Compensation of Executive Officers” section below.

Compensation Philosophy

Our compensation strategy is to support the successful attainment of our vision, values and business objectives. The primary goals of our compensation program are to attract and retain the talent we need to successfully manage the company, reward exceptional organizational and individual performance improvements, and accomplish these objectives at a reasonable total cost in relation to performance and market conditions.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•	Attracting and retaining key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of Key;

•	Motivating management to enhance long-term stockholder value and to align our executives’ interests with those of our stockholders;

•	Paying for performance by aligning a substantial portion of management’s compensation to measurable performance, including specific financial and operating goals;

•	Evaluating and rating performance relative to the existing market conditions during the measurement period; and

•	Setting compensation and incentive levels that reflect competitive market practices.

We want our executives to be motivated to achieve our short- and long-term goals, without sacrificing our financial and corporate integrity in trying to achieve those goals. While an executive’s overall compensation should be strongly influenced by the achievement of specific financial targets, we believe that an executive must be provided a degree of financial certainty and stability in his or her compensation. The design and operation of the compensation arrangements provide the executives with incentives to engage in business or other activities that would support the value of Key or its stockholders. One mechanism to achieve this arrangement is our stock ownership guidelines. See “Stock Ownership of Certain Beneficial Owners and Management—Stock Ownership Guidelines” above.

The principal components of our executive compensation program are base salary, cash incentive bonuses and long-term incentive awards in the form of equity, including performance-based equity. We blend these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders. We strive to hire and retain talented people who are compatible with our corporate culture, committed to our core values, and who want to make a contribution to our mission.

Elements of Compensation

The annual compensation program for our senior executives consists principally of the following components:

•	base salaries;

•	cash bonus incentive plan; and

•	long-term equity-based incentive compensation.

Base Salaries

We provide base salaries to compensate our senior executives and other employees for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, education, responsibilities and contribution of the individual executive officers. This form of compensation is eligible for annual merit increases, is initially established for each executive through individual negotiation, and is reflected in his or her employment agreement. Thereafter, salaries are reviewed annually, based on a number of factors, both quantitative, including detailed organizational and competitive analyses performed by an independent consultant engaged by the Compensation Committee, and qualitative, including the Compensation Committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values. The base salaries are generally targeted to the 50th percentile for salaries as compared to our peers (all of whom are listed below).

The Compensation Committee provided Mr. Dodson and Ms. Frye with a slight salary increase in the 2014 year over their 2013 salaries, as shown in the table below. These increases brought these executives to the 50th percentile in our market for salaries. No other Named Executive Officers received a salary increase with respect to 2014 year, as the Compensation Committee felt that current salaries were appropriately in line with our target salary levels.

No increases were made to any NEO salary for 2015. In fact, as a part of our cost reduction efforts in response to the industry downturn, in January 2015, our Compensation Committee approved a temporary pay reduction program. In accordance with this program, effective February 22, 2015, Mr. Alario’s salary was reduced by 10% and Mr. Dodson’s, Ms. Clarke’s and Ms. Frye’s salaries were reduced by 7% each. All other corporate office employees’ salaries or hours were also reduced by 5%. We intend for this pay reduction to be temporary and remain in effect until such time as economic conditions improve to allow a return to previous levels. In addition to these salary decreases, our non-employee directors’ cash retainer has been temporarily reduced by 10% effective January 1, 2015. See “Director Compensation” below for additional information regarding directors’ fees.

Name	2014 Base Salaries	2015 Base Salaries	% Decrease
Richard J. Alario	$865,000	$778,500	(10%)
J. Marshall Dodson	$375,000	$348,750	(7%)
Kim B. Clarke	$360,150	$334,939	(7%)
Kimberly R. Frye	$345,000	$320,850	(7%)

Cash Bonus Incentive Plan

The cash bonus incentive plan is designed to pay for performance and align the interests of our executives with stockholder interests. The cash bonus incentive plan provides variable cash compensation earned only when established performance goals are achieved. It is designed to reward the plan participants, including the NEOs, who have achieved certain corporate and executive performance objectives and have contributed to the achievement of certain objectives of Key. The cash bonus incentive plan is measured on an annual basis.

Under the cash compensation program, each executive has the opportunity to earn a cash incentive compensation bonus based on the achievement of pre-determined operating and financial performance measures and other performance objectives established by the Compensation Committee. Each performance measure and related performance objective is independent of the results of the other performance measures. The cash bonus incentive plan goals for 2014 were as follows:

Cash Bonus Incentive Plan Measurements

KVA	The financial target is based on Key Value Added or KVA. KVA is a performance measure designed to measure the cash returns in excess of the Company’s required return. KVA is equal to Gross Cash Earnings less a charge for capital employed. For the purposes of calculating KVA, we employ the following concepts:

•       Gross Cash Earnings is total revenue, less total operating expense (excluding depreciation and amortization) less taxes, adjusted for non-recurring charges as disclosed in public reporting documents.

•       Gross Operating Assets is a measure of capital employed into the business to generate the Gross Cash Earnings. Gross Operating Assets include net working capital (excluding cash), gross property, plant and equipment and other non-current tangible and intangible assets.

•       The annual required return is fixed at 12% (3% per quarter). The capital charge is defined as Gross Operating Assets times the required return and is calculated quarterly based on the ending balance. The full year’s capital charge is the sum of the four quarters.

The corporate KVA improvement goals (which is the change in KVA) for the cash bonus incentive plan for the NEOs in 2014 was as follows:

Threshold	Target	Maximum
KVA -$179 million	KVA Flat	KVA +$179 million

Management is required to increase Gross Cash Earnings by enough to cover the incremental capital charge on all investments that grow the Gross Operating Assets of the Company to earn a target bonus and relates to a KVA improvement of zero, or KVA Flat. Threshold and maximum are based on the bonus sensitivity calculated from the Company’s historic KVA volatility, which is 5% of our prior year’s gross operating assets.

Safety	This goal represents the improvement required, or desired result, in the Occupational Safety and Health Administration, or OSHA, total recordable incident rate. OSHA total recordable incident rates are determined by measuring the number of injury incidents involving our employees against the number of exposure hours worked. Incidents that are considered recordable include injuries resulting in a fatality, an employee missing work, an employee having to switch to “light” duty or restricted work or an employee requiring medical treatment. The safety goal for 2014 was a corporate-wide total recordable incident rate as follows:

Threshold	Target	Maximum
1.70	1.60	1.50

Additional Individual Objectives	Individual performance goals are based on individual objectives for each NEO specific to his or her area of expertise and oversight that are consistent with strategic plan objectives, such as the implementation of a new corporate-wide initiative, system or policy. The Compensation Committee sets, to the extent it deems appropriate, the individual objectives for the CEO. The individual objectives for all other NEOs are set by the CEO.

The Compensation Committee reviews all performance goals at the beginning of the period and authorizes payment following the end of the period. Under our incentive compensation program, the Compensation Committee has discretion to adjust targets, as well as individual awards, either positively or negatively.

Long-Term Equity-Based Incentive Compensation

The purpose of our long-term incentive compensation is to align the interests of our executives with those of our stockholders and to retain our executives and employees over the long term. We want our executives to be focused on increasing stockholder value. In order to encourage and establish this focus on stockholder value, during the first half of 2014, we used the Key Energy Services, Inc. 2007 Equity and Cash Incentive Plan (the “2007 Plan”), the Key Energy Services, Inc. 2009 Equity and Cash Incentive Plan (the “2009 Plan”) and the Key Energy Services, Inc. 2012 Equity and Cash Incentive Plan (the “2012 Plan”, and together with the 2007 Plan and the 2009 Plan, the “Prior Plans”) as long-term vehicles to accomplish this goal. At the annual meeting on May 14, 2014, our stockholders approved the Key Energy Services, Inc. 2014 Equity and Cash Incentive Plan, which we refer to as the “2014 Plan.”

The 2014 Plan was established as a successor to the Company’s Prior Plans. The Prior Plans were merged with and into the 2014 Plan effective as of May 14, 2014 (the “Effective Date”), and no additional grants were made under the Prior Plans. Outstanding awards under the Prior Plans shall continue in effect according to their terms as in effect before the merger of the Prior Plans into the 2014 Plan (subject to such amendments as the Compensation Committee deems appropriate, consistent with the Prior Plans, as applicable), and the shares with respect to outstanding grants under the Prior Plans shall be issued or transferred under the 2014 Plan. Shares that remained available under the Prior Plans were cancelled as of the Effective Date and were not rolled over into the 2014 Plan’s share reserve.

To promote our long-term objectives, equity awards have been made under the Prior Plans and continue to be made under the 2014 Plan to directors, executive officers and other employees who are in a position to make a significant contribution to our long-term success. The terms of the Prior Plans and the 2014 Plan are similar, and each provides that the Compensation Committee has the authority to grant participants different types of equity awards, including non-qualified and incentive stock options, common stock, restricted stock, restricted stock units, performance compensation awards and stock appreciation rights (or “SARs”). Because equity awards may vest and grow in value over time, this component of our compensation plan is designed to provide incentives to reward performance over a sustained period. Since adoption of the respective Equity Plans, only stock options and restricted stock have been granted under the 2007 Plan, and only restricted stock, restricted stock units and performance units have been granted under the 2009 Plan, the 2012 Plan and the 2014 Plans.

Our practice is to grant restricted stock, restricted stock units and performance units on an annual basis at regularly scheduled Compensation Committee meetings. This meeting typically occurs at the end of January, a few weeks before we release our annual earnings results. We schedule the dates of these meetings approximately two years in advance. We grant restricted stock, restricted stock units and performance units to employees, including our NEOs at each January Compensation Committee meeting. We may also grant restricted stock and restricted stock units to NEOs at other Compensation Committee meetings in connection with an employee’s initial hire, promotion and other events.

The following types of awards were available for grant under the Prior Plans and are available for grant under the 2014 Plan:

Restricted Stock. Restricted stock awards represent awards of actual shares of our common stock that include vesting provisions which are contingent upon continued employment. Under the terms of the 2014 Plan, all restricted stock grants are subject to a minimum 3-year vesting period.

We believe that awards of restricted stock provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among other oilfield service companies with whom we compete for executive talent.

Performance Units. Performance units provide a cash incentive award, the unit value of which is determined with reference to the value of our common stock. Performance units granted prior to January 1, 2015, are measured based on two performance periods. One half of the performance units are measured based on a performance period consisting of the first year after the grant date, and the other half are measured based on a performance period consisting of the second year after the grant date. At the end of each performance period, subject to review and certification of results by our Compensation Committee, performance units subject to that performance period vest based on the relative placement of Key’s total stockholder return within a peer group of companies. Performance units that are reflected in the 2014 compensation tables following this Compensation Discussion and Analysis will have this vesting schedule.

Performance units granted after January 1, 2015 are measured based on one three-year performance period. At the end of the performance period, subject to review and certification of results by our Compensation Committee, performance units subject to that performance period vest based on the relative placement.

Total stockholder return is calculated with respect to each performance period, for Key and each other company in the peer group, based on the change in (i) the average closing price of common stock for the 30 trading days immediately preceding the grant date and (ii) the average closing price of common stock for the last 30 trading days before the end of the applicable performance period (adding to such amount, if any, dividends paid per share by any of the companies during the applicable performance period).

The 2014 peer group for the performance units consists of the group of eleven companies used for comparative market data analyses in connection with setting compensation levels, which is listed and discussed below under the heading “The Role of Compensation Consultants.” The peer group was adjusted for the 2015 performance unit grants to more closely represent the size of the Company.

For performance units granted prior to January 1, 2015, the number of performance units that may be earned by a participant is determined at the end of each performance period based on the relative placement of Key’s total stockholder return for that period within the peer group, as follows:

Company Placement In Proxy Peer Group for the Performance Period	Performance Units Earned as a Percentage of Target
First	200%
Second	180%
Third	160%
Fourth	140%
Fifth	120%
Sixth	100%
Seventh	75%
Eighth	50%
Ninth	25%
Tenth	0%
Eleventh	0%
Twelfth	0%

For performance units granted after January 1, 2015, the number of performance units that may be earned by a participant is determined at the end of the performance period based on the relative placement of Key’s total stockholder return for that period within the peer group, as follows:

Company Placement In Proxy Peer Group for the Performance Period	Performance Units Earned as a Percentage of Target
First	200%
Second	180%
Third	160%
Fourth	140%
Fifth	120%
Sixth	100%
Seventh	0%
Eighth	0%
Ninth	0%
Tenth	0%
Eleventh	0%
Twelfth	0%

If any performance units are earned based on the above criteria for a performance period, then the participant will be paid, within 60 days following the end of the applicable performance period, a cash amount equal to the number of units earned multiplied by the closing price of our common stock on the last trading day of that performance period (subject to the participant’s continuing employment through the payment date, except that payment will still be made in the case of the participant’s death or disability following the end of the performance period but prior to the payment date).

We believe that awards of performance units provide a significant incentive for senior executives to remain employed and to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests.

Clawback Policy. In 2014, in response to shareholder feedback and to further strengthen our governance practices, our Board of Directors adopted a “clawback” policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. Furthermore, all equity award agreements, including those related to performance-based grants, are subject to “clawback” and “detrimental activities” provisions that allow us to reclaim previously granted equity under certain circumstances.

Hedging Transactions Policy. In 2014, our Board of Directors adopted an anti-hedging policy that prohibits directors and executive officers from engaging in any kind of hedging transaction that seeks to reduce or limit that person’s economic risk associated with his or her ownership in the shares of the Company’s common stock.

2014 Compensation Results and Decisions

Cash Bonus Plan Results for the Year Ended December 31, 2014

For 2014, each NEO had a bonus opportunity as a percentage of base salary for each performance measure. The bonus opportunity for each of the NEOs as a percentage of salary was as follows:

Participant	Minimum Payout	Target Payout	Maximum Payout
Richard J. Alario	0%	125%	250%
Newton W. Wilson III	0%	90%	180%
J. Marshall Dodson	0%	80%	160%
Kim B. Clarke	0%	80%	160%
Kimberly R. Frye	0%	80%	160%

Specifically, if the NEO met his or her performance target, then the calculation was as follows:

Base Salary	X	Target Bonus Opportunity	X	Performance Metric Weighting	+/-	Committee Discretion for Performance Adjustments	=	Actual Bonus Earned

The performance metrics for 2014 were KVA (50%), Safety (25%) and Individual Performance Targets (25%), the results of which were as follows:

Key Value Added. For 2014, the Company met the threshold with its goal of Key Value Added, or KVA. The bonus earned above or below KVA target is determined by the bonus sensitivity as a percentage of the prior year ending balance of gross operating assets. The Compensation Committee used a straight line bonus multiple to determine the threshold and the maximum payout. In other words, there was an equal upside and downside from the KVA target. The determination of the maximum and threshold amounts reflected the Compensation Committee’s intent to normalize the expected bonus volatility. The corporate KVA improvement (which is the change in KVA) for 2014 was ($62.5) million, which met the threshold, but only reached 65% of target payment.

Safety. The Company achieved a 1.80 TRIR for 2014, which did not qualify for payment under the cash bonus incentive plan.

Individual Performance Targets. The NEO had the opportunity to achieve payment for his or her respective individual performance targets, each of which was set by the CEO with respect to the NEOs and by the Compensation Committee with respect to the CEO.

Based on these results, the bonus opportunities with respect to each performance metric and the payments earned by each NEO in 2014 under the cash bonus incentive plan were as follows:

2014 Bonus Paid

Richard J. Alario
Performance Measure	Base Salary	Weighting	Target Bonus Opportunity	Maximum Bonus Opportunity	Actual Bonus Paid
KVA	$865,000	50%	$540,625	$1,081,250	$0
Safety	$865,000	25%	$270,313	$540,625	$0
Individual	$865,000	25%	$270,313	$540,625	$0

Total Bonus			$1,081,250	$2,162,500	$0

J. Marshall Dodson

Performance Measure	Base Salary	Weighting	Target Bonus Opportunity	Maximum Bonus Opportunity	Actual Bonus Paid
KVA	$375,000	50%	$150,000	$300,000	$97,500
Safety	$375,000	25%	$75,000	$150,000	$0
Individual	$375,000	25%	$75,000	$150,000	$27,500

Total Bonus			$300,000	$600,000	$125,000

Kim B. Clarke
Performance Measure	Base Salary	Weighting	Target Bonus Opportunity	Maximum Bonus Opportunity	Actual Bonus Paid
KVA	$360,150	50%	$144,060	$288,120	$93,639
Safety	$360,150	25%	$72,030	$144,060	$0
Individual	$360,150	25%	$72,030	$144,060	$31,361

Total Bonus			$288,120	$576,240	$125,000

Kimberly R. Frye
Performance Measure	Base Salary	Weighting	Target Bonus Opportunity	Maximum Bonus Opportunity	Actual Bonus Paid
KVA	$345,000	50%	$138,000	$276,000	$89,700
Safety	$345,000	25%	$69,000	$138,000	$0
Individual	$345,000	25%	$69,000	$138,000	$0

Total Bonus			$276,000	$552,000	$89,700

In addition to Mr. Alario, neither Messrs. Wilson nor Ekstrand was paid a bonus.

Annual Long-Term Equity-Based Incentive Grant

For 2014, the Compensation Committee approved grants using the following long-term incentive plan multipliers targeting long-term incentives at the market 50th percentile recommended by its compensation consultant and provided for an allocation of long-term incentive compensation consisting of restricted stock and performance units as follows:

		2014
Participant	LTI Multiplier (to base salary)	% of Performance Units	% of Restricted Stock
Richard J. Alario	450%	50%	50%
Newton W. Wilson III	350%	40%	60%
J. Marshall Dodson	325%	20%	80%
Kim B. Clarke	275%	20%	80%
Kimberly R. Frye	250%	20%	80%

The program continues to tie executive compensation to the Company’s long-term financial performance, with a significant portion that is deferred and at-risk, and is designed to create appropriate incentives for employees to maximize long-term stockholder value, discourage excessive risk taking and promote retention. For 2015, the Compensation Committee revised the allocation of long-term incentive compensation for the CEO and NEOs as follows:

	2015
	% Performance Units	% Restricted Stock
CEO	85%	15%
NEOs	50%	50%

In addition, for 2015 due to the Company’s low stock price, the Compensation Committee used negative discretion and reduced the equity-based incentive grant by 41% of the LTI value for the CEO and by 50% of the LTI value for Mr. Dodson and Mses. Clarke and Frye.

2015 Annual Grant

Restricted Shares

The following table sets forth the number of restricted shares granted on January 30, 2015 to our NEOs determined using the long-term incentive plan multipliers. The number of restricted shares granted was based on the then existing stock price at or about the time of grant and the multiple of base salary recommended by the compensation consultant.

	2015
	Restricted Shares	Grant Value
Participant	Granted	(based on $1.68 stock price)
Richard J. Alario	250,000	$420,000
J. Marshall Dodson	217,634	$365,625
Kim B. Clarke	176,859	$297,123
Kimberly R. Frye	154,018	$258,750

Performance Units

The following table sets forth the number of restricted shares granted on January 30, 2015 to our NEOs determined using the long-term incentive plan multipliers and the performance unit allocations. The number of performance units granted was based on the then existing stock price at or about the time of grant and the multiple of base salary recommended by the compensation consultant. The performance units granted in 2015 were measured based on a performance period of January 1, 2015 to December 31, 2017.

	2015
	Performance Units	Grant Value
Participant	Granted	(based on $1.68 stock price)
Richard J. Alario	1,390,178	$2,335,499
J. Marshall Dodson	217,634	$365,625
Kim B. Clarke	176,859	$297,123
Kimberly R. Frye	154,018	$258,750

2014 Annual Grant

Restricted Shares

The following table sets forth the number of restricted shares granted for 2014 determined using the long-term incentive plan multipliers and the restricted share allocations described above. The number of restricted shares granted was based on the then existing stock price at or about the time of grant and the multiple of base salary recommended by the compensation consultant. In addition, Ms. Clarke was awarded restricted shares on December 23, 2014, with a grant value of $75,001. The grant was in recognition for her support and additional duties in providing operational leadership for business development and fluid management services during 2014.

	2014
	Restricted	Grant Value
Participant	Shares Granted	(based on $7.33 stock price)
Richard J. Alario	265,518	$1,946,247
Newton W. Wilson III	142,233	$1,042,568
J. Marshall Dodson	124,147	$909,995
Kim B. Clarke	108,094	$792,329
Kimberly R. Frye	90,238	$661,445
Barry B. Ekstrand	49,113	$359,998

Performance Units

The following table sets forth the number of performance shares granted in 2014 determined using the long-term incentive plan multipliers and the performance unit allocations. The number of performance units granted was based on the then existing stock price at or about the time of grant and the multiple of base salary recommended by the compensation consultant. One half of the performance units granted in 2014 were measured based on a performance period consisting of calendar year 2014. The Company did not meet the performance criteria for the 2014 performance period and that portion of the award was forfeited. Although the first half of the award was forfeited, and we do not know whether we will meet the performance measures for the second half of the 2014 awards, we are required to report the full grant date fair value in the “Summary Compensation Table.”

	2014
	Performance Units	Grant Value	First Vesting
Participant	Granted	(based on $7.33 stock price)	Payout
Richard J. Alario	265,518	$1,946,247	$0
Newton W. Wilson III	94,822	$695,045	$0
J. Marshall Dodson	31,037	$227,501	$0
Kim B. Clarke	27,024	$198,086	$0
Kimberly R. Frye	22,559	$165,357	$0
Barry B. Ekstrand	12,278	$89,998	$0

In 2013, the NEOs were granted performance units under the 2012 Plan with a grant value as set forth below. One half of the performance units that were granted in 2013 were measured based on a performance period consisting of calendar year 2013 (the “first performance period”), and the other half were measured based on a performance period consisting of calendar year 2014 (the “second performance period”). Because the Company did not meet the performance criteria during the first or second performance periods, none of those performance units vested and the NEOs were not paid for any performance units for the calendar year 2014.

	2013	Grant Value
	Performance Units	(based on $7.70 stock	First Vesting	Second Vesting
Participant	Granted	price)	Payout	Payout
Richard J. Alario	259,500	$1,998,150	$0	$0
Newton W. Wilson III	89,973	$692,792	$0	$0
J. Marshall Dodson	5,500	$42,350	$0	$0
Kim B. Clarke	25,153	$193,678	$0	$0
Kimberly R. Frye	21,200	$163,240	$0	$0
Barry B. Ekstrand	6,933	$53,384	$0	$0

For additional information about equity grants awarded in 2014, see “Compensation of Executive Officers— Summary Compensation Table” and “—2014 Grants of Plan-Based Awards.”

2015 Cash Bonus Incentive Plan

Our executive compensation program is designed to support and reinforce our mission and each of our strategic objectives while at the same time aligning the interests of our management with those of our stockholders. For 2015, each performance measure for each NEO under the cash bonus incentive plan is weighted as follows:

Participant	KVA	Individual
Richard J. Alario	75%	25%
J. Marshall Dodson	75%	25%
Kim B. Clarke	75%	25%
Kimberly R. Frye	75%	25%

The Compensation Committee gave greater weight to the financial performance metric to further align management with the shareholders. As such, the Compensation Committee determined that the 2015 annual cash bonus incentive plan will continue to use Key Value Added as our primary financial performance measure.

We believe KVA creates true accountability at each level of the organization and cultivates an ownership culture. Long-term shareholder value relates to expected and actual KVA performance. Therefore, incentive targets should correlate to investor expectations of KVA performance.

What drives KVA performance?

• customer satisfaction	• marketing, selling and pricing

• asset availability	• labor retention

• cost management	• growth investments

• receivables collections	• inventory turnover

• accountability	• execution

The Compensation Committee believes that management can directly affect these drivers of KVA performance, which, in turn, can drive shareholder value. While safety remains a core value, the Compensation Committee believes that it is engrained in the Company culture and that individual goals should reflect the continued safety focus by those NEOs who can directly affect safety performance.

For 2015, the Compensation Committee kept the bonus opportunity as a percentage of base salary for each performance measure for the NEOs as follows:

Participant	Minimum Payout	Target Payout	Maximum Payout
Richard J. Alario	0%	125%	250%
J. Marshall Dodson	0%	80%	160%
Kim B. Clarke	0%	80%	160%
Kimberly R. Frye	0%	80%	160%

The total cash bonus opportunity reflects the incremental bonus percentage that may be received by an executive once the respective performance measure (KVA or Individual Goals) is achieved. Each performance metric is calculated on a stand-alone basis. For example, Mr. Alario would be entitled to 0% to 250% of his base salary depending on KVA performance above threshold, but below target, which would then be multiplied by the 75% weighting for the financial target. The same applies with respect to the individual goals. If he meets the threshold or overachieves on those goals, Mr. Alario would be entitled to 25% or 250%, respectively, of his base salary, which would then be multiplied by 25%.

2015 Cash Bonus Incentive Plan Performance Targets

KVA target is determined for a bonus year to be equal to the Company’s prior year KVA performance. If the Company maintains the prior year KVA performance, it will result in a one times target payout. Year-over-year improvements in KVA will result in increases to the payout up to a maximum of two times the target payout and year-over-year declines in KVA performance will result in decreases to the down to a minimum of zero. For 2015, the Compensation Committee kept the same bonus maximum payout but adjusted the threshold amount. The effect was to increase the threshold to qualify for a bonus payment.

The eligible bonus is determined by the amount of improvement or decline in KVA. Maintaining KVA (which is necessary to earn target bonus) requires management to increase Gross Cash Earnings by enough to cover the incremental capital charge on all investments that grow the Gross Operation Assets of the Company. The corporate KVA improvement goal (which is the change in KVA) for the cash bonus incentive plan for the NEOs is as follows:

Threshold	Target	Maximum
KVA -$85 million	KVA Flat	KVA +$171 million

The Compensation Committee has also established the individual goals for the CEO, who has in turn established the individual goals for the other NEOs. Each NEO has three target goals and each of the individual performance targets is established based on each NEO’s area of expertise or influence, including safety.

Oversight of Executive Compensation Program

As described above under “Corporate Governance—Board Committees—Compensation Committee,” the Compensation Committee of our Board is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Compensation Committee has the sole authority to engage independent compensation consultants, who report directly to the committee, to advise and consult on compensation issues.

Role of Executives in Establishing Compensation

The Compensation Committee makes the final determination of all compensation paid to our NEOs and is involved in all compensation decisions affecting our chief executive officer. When making compensation decisions for individual executive officers, the committee considers many factors, including:

•	the individual’s role and responsibilities, performance, tenure, and experience;

•	our overall performance;

•	individual compensation as compared to our peers;

•	the individual’s historical compensation, equity holdings, realized gains on past equity grants; and

•	comparisons to other executive officers of our Company.

The Compensation Committee evaluates the performance of the chief executive officer and considers the evaluations of the other Named Executive Officers on an annual basis following the close of each fiscal year. Although these performance evaluations are most closely connected to the qualitative portion of the officer’s annual incentive award, the committee considers individual performance in evaluating the appropriateness of the officer’s base salary specifically and the compensation package as a whole. However, management also plays a role in the determination of executive compensation levels. The key members of management involved in the compensation process are the chief executive officer and the administration and chief people officer. Management proposes certain corporate safety and individual executive performance objectives based on the following year’s business plan, which is approved by the Board each year. Management also participates in the discussion of peer companies to be used to benchmark NEO compensation, and recommends the overall funding level for cash bonuses and equity incentive awards. All management recommendations are reviewed by its compensation consultant, modified as necessary by the Compensation Committee, and approved by the Compensation Committee. The Compensation Committee meets regularly in executive session without management present.

The Role of Compensation Consultants

The Compensation Committee has sole authority over the selection, use, and retention of any compensation consultant or any other experts engaged to assist the committee in discharging its responsibilities. In November 2013, the Compensation Committee engaged Longnecker & Associates to assist with its overall compensation review and decision-making. Longnecker conducted an independent, comprehensive, broad-based analysis of our executive compensation program, and the Compensation Committee used this analysis as one of several reference points in making decisions regarding 2014 compensation. Longnecker’s objectives were to:

•	Review the total direct compensation (base salary, annual incentives, and long-term incentives) for the NEOs;

•	Assess the competitiveness of executive compensation, based on revenue size, asset size, enterprise value and market capitalization, as compared to the peer group and published survey companies in the energy services industry; and

•	Provide conclusions and recommended considerations for total direct compensation.

Longnecker performed services solely on behalf of the Compensation Committee. In accordance with the rules and regulations of the SEC and the NYSE, the Compensation Committee assessed the independence of Longnecker and concluded that no conflicts of interest exist that would prevent Longnecker from providing independent and objective advice.

Longnecker also provides guidance on industry best practices. This information assists us in developing and implementing compensation programs generally competitive with those of other companies in our industry and other companies with which we generally compete for executive talent. The Compensation Committee reviews salary ranges for all senior executive positions annually.

Longnecker also tailored its recommendations to (i) balance external market data, (ii) reflect our internal environment to ensure fiscal responsibility, and (iii) address potential retention concerns. Specifically, Longnecker evaluated the total direct compensation of the senior executives, assessed the competitiveness of our executive compensation and analyzed other factors such as cost of management, pay versus total stockholder return performance, mix of pay, peer annual incentive targets and mix of peer long-term incentive awards.

The companies used for the executive compensation comparisons in 2014 included the following companies (the companies denoted with an “*” were removed from the peer group for 2015):

Baker Hughes Incorporated*	Oil States International, Inc.

Basic Energy Services, Inc.	Patterson-UTI Energy, Inc.

Exterran Holdings, Inc.	RPC, Inc.

Helix Energy Solutions Group, Inc.	Superior Energy Services, Inc.

Noble Corporation*	Weatherford International Ltd.*

Oceaneering International, Inc.

Longnecker also reviewed survey data as a reference point to compare the compensation of our executives to those of a broad range of companies. The following published surveys utilized by Longnecker were:

•	Economic Research Institute, 2013 ERI Executive Compensation Assessor;

•	Mercer, Inc., 2013 US General Benchmark Survey;

•	Mercer Inc., 2013 US Energy Benchmark Survey;

•	Towers Watson 2013/2014 Top Management Compensation;

•	Kenexa, CompAnalyst;

•	Longnecker & Associates, 2013 Long-Term Incentive Survey; and

•	WorldatWork, 2013/2014 Total Salary Increase Budget Survey.

Based on its review of the compensation program in 2013, Longnecker recommended to the Compensation Committee that we consider the following compensation practices for 2014:

•	maintain the practice of aligning targeted total cash opportunity between market median and the 75th percentile but paying above market only when performance warrants;

•	maintain the use of restricted stock and performance units for the senior executive team to continue alignment of executive and stockholder interests with 50% of the CEO’s long-term incentive award vesting only when relative stock price performance is above predetermined peer performance; 40% of Mr. Wilson’s long-term equity incentive award vesting only when relative stock price performance is above predetermined peer performance and 20% of Mr. Dodson and Mses. Clarke and Frye’s long-term equity incentive award vesting only when relative stock price performance is above predetermined peer performance;

•	continue aligning base salaries of the executive team at or just above the market midpoint;

•	consider base salary increases of 3-4%;

•	consider targeting long-term incentives at the market 50th percentile; and

•	consider targeting the CEO and other key executives at the market 75th percentile for total direct compensation in light of hyper-competitive market for talent in the energy industry.

In 2014, the Compensation Committee again engaged Longnecker to Associates to assist with its overall compensation review and decision-making for the 2015 calendar year. Longnecker conducted an independent, comprehensive, broad-based analysis of our executive compensation program, and the Compensation Committee used this analysis as one of several reference points in making decisions regarding 2015 compensation. Longnecker performed services solely on behalf of the Compensation Committee. In accordance with the rules and regulations of the SEC and the NYSE, the Compensation Committee assessed the independence of Longnecker and concluded that no conflicts of interest exist that would prevent Longnecker from providing independent and objective advice.

The Compensation Committee worked with Longnecker to revise our peer group to include companies that more closely reflect our current size; as a result, we removed larger market-cap companies and replaced them with more representative size companies. Our revised peer group for 2015 is comprised of the following companies (the companies denoted with an “*” were added to the peer group for 2015):

Basic Energy Services, Inc.	Patterson-UTI Energy, Inc.

C & J Energy Services, Inc.*	Pioneer Energy Services Corp.*

Exterran Holdings, Inc.	RPC, Inc.

Helix Energy Solutions Group, Inc.	Seventy-Seven Energy Inc.*

Oceaneering International, Inc.	Superior Energy Services, Inc.

Oil States International, Inc.

Longnecker also reviewed survey data as a reference point to compare the compensation of our executives to those of a broad range of companies. The following published surveys utilized by Longnecker were:

•	Economic Research Institute, 2014 ERI Executive Compensation Assessor;

•	Mercer, Inc., 2014 US General Benchmark Survey;

•	Towers Watson 2013/2014 Top Management Compensation;

•	Kenexa, 2014 Compensation Survey;

•	Longnecker & Associates, 2013 Long-Term Incentive Survey; and

•	WorldatWork, 2014/2015 Total Salary Increase Budget Survey.

Based on its review of the compensation program in 2014, Longnecker recommended to the Compensation Committee that we consider the following compensation practices for 2015:

•	maintain the practice of aligning targeted total cash opportunity between market median and the 75th percentile but paying above market only when performance warrants;

•	maintain the use of restricted stock and performance units for the senior executive team to continue alignment of executive and stockholder interests with 85% of the CEO’s long-term incentive award vesting only when relative stock price performance is above predetermined peer performance and 50% of Mr. Dodson and Mses. Clarke and Frye’s long-term equity incentive award vesting only when relative stock price performance is above predetermined peer performance;

•	continue aligning base salaries of the executive team at or just above the market midpoint;

•	consider no base salary increases;

•	consider targeting long-term incentives at the market 50th percentile;

•	consider revising the two year ratable vesting criteria for performance-based equity awards to a three year cliff;

•	maintain a ratable vesting schedule for the restricted stock awards; and

•	consider targeting the CEO and other key executives between the market 50th and 75th percentile for total direct compensation in light of hyper-competitive market for talent in the energy industry.

Third parties other than Longnecker provide advice and consulting services related to all other non-executive compensation.

Executive Compensation Risk Assessment

We do not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking. In fact, we believe that our program is designed with an appropriate balance of annual and long-term incentives. Factors considered in this analysis include the following:

•	performance incentives with both financial and operational metrics that are not completely based on arithmetic formulas, but also incorporate the exercise of negative and positive discretion and judgment;

•	long-term incentives that are principally based on the retention and motivation of employees through a combination of long-term incentive vehicles;

•	use of different equity performance measures, including performance-based units, mitigating risk that our executive officers will take actions that are detrimental to or not in the best interest of our stockholders;

•	regularly benchmarking our current compensation practices, policies and pay levels with our peer group;

•	aligning with the market mid-point for targeted total direct compensation, such that management interests are aligned with stockholder interests while rewarding for exceptional performance in comparison with its peer group;

•	capping the maximum amounts that may be earned under our incentive compensation plans;

•	granting equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance; and

•	ensuring that our executive compensation programs are overseen by a committee of independent directors, who are advised by an external compensation consultant.

Other Components of Total Compensation

The total compensation program for our senior executives also consists of the following components:

•	retirement, health and welfare benefits;

•	perquisites;

•	discretionary cash bonuses; and

•	certain post-termination payments.

Retirement, Health and Welfare Benefits

We offer a 401(k) savings plan and health and welfare programs to all eligible employees. Under the terms of their employment agreements, the NEOs are eligible for the same broad-based benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. For additional information about employment agreements, see “Compensation of Executive Officers—Employment Agreements” below.

Under the 401(k) plan, eligible employees may elect to contribute up to 100% of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended, and the regulations promulgated there under (collectively, the “Code”). We also match 100% of each employee’s deferrals up to 4% of the individual’s eligible salary, subject to a cap of $260,000. Therefore, even if an employee earned more than $260,000 in eligible salary, our matching contribution could not exceed $10,400.

The cash amounts contributed under the 401(k) plan are held in a trust and invested among various investment funds in accordance with the directions of each participant. For the year ended December 31, 2014, we made employer matching contributions to the 401(k) plan in the amount of $ 10,885,859 for all eligible employees. The amounts we contributed for the NEOs may be found in the “Summary Compensation Table” below.

Perquisites

We provide our NEOs with the opportunity to participate in our other employee benefit programs and to receive certain perquisites that we believe are reasonable and consistent with the practices of our peer group. In addition to the compensation described above, under the terms of his employment agreement, the CEO may also be reimbursed for personal financial advisory counseling, accounting and related services, legal advisory or attorneys’ fees and income tax preparation and tax audit services. Additional perquisites paid for the CEO include automobile allowances, plus reimbursement for reasonable insurance and maintenance expenses, and club memberships. With respect to all NEOs, we pay all covered out-of-pocket medical and dental expenses not otherwise covered by insurance. The NEOs receive these reimbursements under the terms of, and subject to the limitations set forth in, our Executive Health Reimbursement Plan. These programs are intended to promote the health and financial security of our employees. The programs are provided at competitive market levels to attract, retain and reward superior employees for key positions. Perquisites did not constitute a material portion of the compensation to the NEOs for 2014. Our costs associated with providing these benefits for NEOs in 2014 are reflected under “Compensation of Executive Officers—Perquisites” and “—Employment Agreements” below.

Severance Payments/Change of Control

We have determined that it is appropriate to formally document the employment relationships that we have with certain executive officers of the Company, and we have entered into employment agreements with each of our NEOs that offer severance payments and other benefits following termination of the applicable executive officer’s employment under various scenarios, as described below. The Company believes that offering severance benefits is beneficial in attracting and retaining key executive officers, encourages the retention of such executive officers during the pendency of a potential change of control transaction or other organizational changes within the Company and protects the Company’s interest. Each such agreement contains a confidentiality covenant, requiring the applicable officer to not disclose confidential information at any time, as well as noncompetition and nonsolicitation covenants, which prevent the executive from competing during employment and for a prescribed period after the officer’s employment terminates. We believe the terms and benefits offered pursuant to these employment agreements are provided at competitive market levels and allow us to attract, retain and reward superior employees for key positions.

We have employment agreements in place with each of the NEOs providing for severance compensation for a period of up to three years if the executive’s employment is terminated for a variety of reasons, including a change of control of Key. We have provided more information about these benefits, along with estimates of the value under various circumstances, under the heading “Compensation of Executive Officers—Payments upon Termination or Change of Control” below.

Our practice has been to structure change of control benefits as “double trigger” benefits. In other words, the change of control does not itself trigger benefits. Rather, benefits are paid only if the employment of the executive is terminated during a specified period after a change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing appropriate incentives to cooperate in negotiating any change of control. In addition, these agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change of control, and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction. For additional information concerning our change of control agreements, see “Compensation of Executive Officers—Payments upon Termination or Change of Control” below.

Each of the executive officers is subject to noncompete and non-solicitation provisions pursuant to the terms of their employment agreements. See below under “Compensation of Executive Officers—Employment Agreements” for additional information about the NEOs’ employment agreements.

Regulatory Considerations

The tax and accounting consequences of utilizing various forms of compensation are considered by the Compensation Committee when adopting new or modifying existing compensation.

Under Section 162(m) of the Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to our chief executive officer, and our three most highly compensated executive officers other than our chief financial officer during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m). However, the Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. The Compensation Committee cannot guarantee that future executive compensation will be fully deductible under Section 162(m). All compensation paid during calendar year 2014 was qualified under Section 162(m).

Accounting for Equity-Based Compensation

We account for equity-based compensation in accordance with the requirements of FASB ASC Topic 718, “Stock Compensation.”

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Key Energy Services, Inc.

Robert K. Reeves, Chair

William D. Fertig

W. Phillip Marcum

Mark H. Rosenberg

Lynn R. Coleman

Compensation of Executive Officers

Summary Compensation Table

The following table contains information about the compensation that our NEOs earned for fiscal years 2014, 2013 and 2012 as applicable to their status as NEOs for each given year:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total
Richard J. Alario	2014	$865,000	—	$3,892,494	—	—	$51,643	$4,809,137
Chief Executive Officer	2013	$865,000	—	$3,996,300	—	$729,844	$60,190	$5,651,334
	2012	$863,731	—	$3,610,879	—	—	$64,453	$4,539,063
Newton W. Wilson III	2014	$496,460	—	$1,737,613	—	—	$25,384	$2,259,457
Former Executive Vice	2013	$495,904	—	$1,731,984	—	$284,223	$40,613	$2,552,724
President	2012	$480,769	—	$1,519,005	—	—	$22,754	$2,022,528
J. Marshall Dodson	2014	$373,077	—	$1,137,499	—	$125,000	$15,890	$1,651,466
Chief Financial Officer	2013	$332,981	—	$1,006,750	—	$189,000	$3,801	$1,532,532
Kim B. Clarke	2014	$360,150	—	$1,065,416	—	$125,000	$20,257	$1,570,823
Administration and Chief	2013	$359,490	—	$968,398	—	$182,326	$17,378	$1,527,592
People Officer	2012	$342,500	—	$875,237	—	—	$17,970	$1,235,707
Kimberly R. Frye	2014	$343,902	—	$826,802	—	$89,700	$21,135	$1,281,539
General Counsel and	2013	$330,231	—	$816,200	—	$167,427	$13,075	$1,326,933
Secretary	2012	$171,923	—	$723,337	—	—	$14,868	$910,128
Barry B. Ekstrand	2014	$243,577	—	$449,996	—	—	$654,352	$1,347,925
Former Senior Vice President of CTS, FRS and Edge

(1)	Other than the impact of an estimated forfeiture rate relating to service-based vesting conditions (which is not reflected in these amounts), each year includes the aggregate grant date fair value dollar amounts with respect to restricted stock awards granted under the 2014 Plan, the 2012 Plan, the 2009 Plan and the 2007 Plan, calculated on the respective grant date of each such award in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the expense amounts included in this column are discussed in Note 19 in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	The amounts shown for 2014 include the aggregate grant date fair market value as of the grant date of performance units awarded to each of the NEOs that year, as noted in footnote (1) above, but adjusted for the probability at the time of grant that the performance units may not fully vest with respect to the relevant performance periods. In estimating the value for purposes of this table, we assume target payout of 100%. The values shown in this column are not representative of the amounts that may eventually be realized by the executive, which are subject to achievement of the time-and performance-based vesting conditions applicable to the awards. Payout values can range between 0% and 200%. The value of performance units was determined based on two performance periods. One half of the performance units were measured based on a performance period from January 1, 2014 to December 31, 2014, and the other half are measured based on a performance period from January 1, 2015 to December 31, 2015. The number and estimated fair value of performance units outstanding for each NEO is presented in the “Market Value of Shares or Units of Stock That Have Not Vested” column of the “2014 Outstanding Equity Awards at Fiscal Year-End” table below. For a description of performance units, see “Elements of Compensation—Long-Term Equity-Based Incentive Compensation—Performance Units” under “Compensation Discussion and Analysis” above.
(3)	The amounts shown in this column consist of annual bonus payments made to the NEOs under each of the 2013 cash bonus incentive plan and the 2014 cash bonus incentive plan. No bonuses were paid to any of the NEOs under the 2012 cash bonus incentive plan.

(4)	A breakdown of the amounts shown in this column for 2014 for each of the NEOs is set forth in under “Perquisites” below.

Perquisites

The following table contains information about the perquisites that our NEOs received for fiscal year 2014:

Name	Savings Plan Contributions(1)	Insurance		Auto Allowance(2)	Medical Expenses(3)	Other		Total
Richard J. Alario .	$10,400	$11,058	(4)	$14,309	$14,051	$1,825	(5)	$51,643
Newton W. Wilson III	$10,400	$4,574	(7)	—	$9,222	$1,188	(6)	$25,384
J. Marshall Dodson	$5,621	—		—	$10,089	$180	(6)	$15,890
Kim B. Clarke	$10,400	—		—	$9,083	$774	(6)	$20,257
Kimberly R. Frye	$8,732	—		—	$12,133	$270	(6)	$21,135
Barry B. Ekstrand	$10,400					$643,952	(8)	$654,352

(1)	Represents contributions by Key on behalf of the NEO to the Key Energy Services, Inc. 401(k) Savings and Retirement Plan.
(2)	Represents $13,200 per year for an automobile allowance and $1,109 for the related automobile insurance and maintenance paid to Mr. Alario during 2014 pursuant to the terms of his employment agreement.
(3)	Represents out-of-pocket medical expenses reimbursed to the NEO.
(4)	Represents a premium that was paid by Key on behalf of Mr. Alario for a life insurance policy and $4,639 for the related tax gross-up payment pursuant to his employment agreement.
(5)	Represents (i) $637 reimbursed to Mr. Alario for personal services provided by certified public accountants or tax attorneys and (ii) $1,188 for imputed income with respect to life insurance, both of which were paid pursuant to Mr. Alario’s employment agreement.
(6)	Includes amounts for imputed income with respect to life insurance paid pursuant to each NEO’s respective employment agreement.
(7)	Represents a premium that was paid on behalf of Mr. Wilson for a life insurance policy and $1,919 for the related tax gross-up payment pursuant to his employment agreement.
(8)	Represents (i) $630,000 payable to Mr. Ekstrand in connection with his departure (ii) $13,327 of unused vacation and (iii) $625 of imputed income with respect to life insurance, all of which were paid pursuant to the terms of Mr. Ekstrand’s separation and release agreement.

2014 Grants of Plan-Based Awards

The following table presents information on plan-based awards made to the NEOs in fiscal 2014:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Awards (2) ($)	Threshold (#)	Target (#)	Maximum (#)
Richard J. Alario	— 1/30/2014 1/30/2014	$0 — —	$1,081,250 — —	$2,162,500 — —	— — 66,380	— — 265,518	— — 531,036	— 265,518 265,518	(4) (5)	$ $	— 1,946,247 1,946,247	(6)
Newton W. Wilson III	— 1/30/2014 1/30/2014	$0 — —	$446,814 — —	$893,628 — —	— — 23,706	— — 94,822	— — 189,644	— 142,223 94,822	(4) (5)	$ $	— 1,042,568 695,045	(6)
J. Marshall Dodson	— 1/30/2014 1/30/2014	$0 — —	$300,000 — —	$600,000 — —	— — 7,759	— — 31,037	— — 62,074	— 124,147 31,037	(4) (5)	$ $	— 909,998 227,501	(6)
Kim B. Clarke	— 1/30/2014 1/30/2014 12/23/2014	$0 — — —	$288,120 — — —	$576,240 — — —	— — 6,756 —	— — 27,024 —	— — 54,048 —	— 108,094 27,024 43,605	(4) (5) (4)	$ $ $	— 792,329 198,086 75,001	(6)
Kimberly R. Frye	— 1/30/2014 1/30/2014	$0 — —	$276,000 — —	$552,000 — —	— — 5,640	— — 22,559	— — 45,118	— 90,238 22,559	(4) (5)	$ $	— 661,445 165,357	(6)
Barry B. Ekstrand	— 1/30/2014 1/30/2014	$0 — —	$252,000 — —	$504,000 — —	— — 3,070	— — 12,278	— — 24,556	— 49,113 12,278	(4) (5)	$ $	— 359,998 89,998	(6)

(1)	The columns represent the potential annual value of the payout for each NEO under the cash bonus incentive compensation component if the threshold, target or maximum goals were satisfied. For a detailed description of the cash bonus incentive plan, see the “Cash Bonus Incentive Plan” section under “Compensation Discussion and Analysis” above. Amounts actually paid, if any, for the 2014 year are reflected in the “Non-equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.
(2)	Other than the impact of the forfeiture rate relating to service-based vesting conditions (which is not reflected in these amounts), these amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, except as further described in footnote 5 below.
(3)

The columns represent the threshold, target and maximum number of awards that could be awarded to each NEO assuming that the applicable performance criteria are satisfied for those levels. At the end of the “second performance period,” between 0% and 200% of these performance units could be earned, with a threshold of 25% and a maximum of 200%, based on the relative placement of our total stockholder return within a peer group consisting of eleven other companies. For a more detailed explanation of the various performance levels that could be achieved either between threshold and target, or between target and maximum, see “Elements of Compensation—Performance Units” under “Compensation Discussion and Analysis” above. If any performance units are earned for the performance period, the NEO will be paid a cash amount equal to the earned percentage of his or her performance units multiplied by the closing price of our common stock on the last trading day of the performance period.
(4)	Represents the number of restricted shares granted in 2014 to the NEOs under the 2012 Plan. The restricted shares vest ratably over the three-year period following the date of grant.
(5)	Represents the number of performance units granted in 2014 to the NEOs under the 2012 Plan. For a detailed description of performance units, see “Elements of Compensation—Performance Units” under “Compensation Discussion and Analysis” above.
(6)	The amounts shown for 2014 include the aggregate grant date fair market value as of the grant date of performance units awarded to each of the NEOs that year, as noted in footnote (1) above, but adjusted for the probability at the time of grant that the performance units may not fully vest with respect to the relevant performance periods. In estimating the value for purposes of this table, we assume target payout of 100%. The values shown in this column are not representative of the amounts that may eventually be realized by the executive, which are subject to achievement of the time-and performance-based vesting conditions applicable to the awards. Payout values can range between 0% and 200%. The value of performance units was determined based on two performance periods. One half of the performance units were measured based on a performance period from January 1, 2014 to December 31, 2014, and the other half are measured based on a performance period from January 1, 2015 to December 31, 2015. The number and estimated fair value of performance units outstanding for each NEO is presented in the “Market Value of Shares or Units of Stock That Have Not Vested” column of the “2014 Outstanding Equity Awards at Fiscal Year-End” table below. For a description of performance units, see “Elements of Compensation—Long-Term Equity-Based Incentive Compensation—Performance Units” under “Compensation Discussion and Analysis” above.

Employment Agreements

Each NEO’s employment agreement provides for an initial term of two years and automatically renews for successive one-year extension terms unless terminated by the executive or Key at least 90 days prior to the commencement of an extension term. Each of the NEOs receives an annual salary, which can be increased (but not decreased) at the discretion of the Compensation Committee and, in the case of Mr. Dodson, Ms. Clarke and Ms. Frye, at the discretion of the CEO. Each NEO is also eligible for an annual incentive bonus, of 100% of his or her base salary. Each NEO is entitled to participate in awards of equity-based incentives at the discretion of the Board or the Compensation Committee. Pursuant to the Executive Health Reimbursement Plan, in the absence of medical and dental insurance coverage, Key reimburses each of the NEOs directly for all medical and dental expenses incurred by them and their respective spouses and children, so that the executives have no out-of-pocket cost with respect to such expenses.

Mr. Alario receives an auto allowance of $1,100 per month, plus reimbursement for reasonable insurance and maintenance expenses, in connection with the use of his automobile and is entitled to be reimbursed up to $15,000 in any fiscal year for personal services provided by certified public accountants and tax attorneys. Mr. Alario is also entitled to be reimbursed for the initiation fee and the annual or other periodic fees, dues and costs to become and remain a member of one club or association for business use, as approved by the Compensation Committee.

The employment agreements also provide for certain severance benefits for each of the NEOs. Please see “Payments Upon Termination or Change of Control” and “Elements of Severance Payments” below for further discussion.

Effective October 7, 2014, Mr. Ekstrand, Senior Vice President, CTS, FRS and Edge, no longer worked for the Company. In connection with his departure, (i) Mr. Ekstrand received $643,952 and (ii) Mr. Ekstrand’s unvested equity and outstanding performance units were forfeited pursuant to the terms of his separation and release agreement.

As of February 16, 2015, Mr. Wilson no longer served as our Executive Vice President. Mr. Wilson will remain an employee of the Company until May 17, 2015. In connection with his departure, (i) Mr. Wilson will receive $992,920 payable over the 24 months beginning May 29, 2015 and health and welfare benefits for up to 24 months beginning May 17, 2015 and (ii) Mr. Wilson’s unvested equity and outstanding performance units vested, all in accordance with the terms of his employment agreement.

For a detailed description of accelerated vesting or potential forfeiture events please see the section “Potential Payments Upon Termination or Change of Control” below.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding stock options, restricted stock and performance units held by the NEOs as of December 31, 2014:

Name	OPTION AWARDS							STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)(6)
Richard J. Alario	200,000 224,719 231,000	(4)	$ $ $	11.90 14.32 15.07	06/24/15 08/22/17 04/10/18	503,055	(3)	$840,102	132,759	$55,427
Newton W. Wilson III	125,000 74,906 72,250	(4)	$ $ $	11.90 14.32 15.07	06/24/15 08/22/17 04/10/18	259,355	(3)	$433,123	47,411	$19,764
J. Marshall Dodson	10,000 25,000 14,888 7,000	(4)	$ $ $ $	14.03 15.05 14.32 15.07	08/22/15 03/15/16 08/22/17 04/10/18	207,633	(3)	$346,747	15,518	$6,479
Kim B. Clarke	— —			— —	— —	234,417	(3)	$391,476	13,512	$5,641
Kimberly R. Frye	7,500 12,000 8,500 25,000 8,825		$ $ $ $ $	15.05 14.32 15.07 16.06 16.50	03/15/16 08/22/17 04/10/18 07/31/18 08/21/18	159,699	(3)	$266,697	11,279	$4,709
Barry B. Ekstrand	— —			— —	— —	— —		— —	— —	— —

(1)	All of the stock options and SARs held by the NEOs were “underwater” as of December 31, 2014, meaning the exercise prices of the awards were above the market price of our common stock.
(2)	The market price of stock awards is determined by multiplying the number of shares by the closing price of the stock on the last trading day of the year. The closing price quoted on the NYSE on December 31, 2014 was $1.67.

(3)	Represents shares of restricted stock which vest in annual increments beginning on the one-year anniversary of the date of grant. With respect to each NEO, the vesting is as follows:

Name	Number of Shares	Vesting Date
Richard J. Alario	64,537	January 16, 2015
	86,500	January 21, 2015
	88,506	January 30, 2015
	86,500	January 21, 2016
	88,506	January 30, 2016
	88,506	January 30, 2017
J. Marshall Dodson	2,154	January 16, 2015
	7,333	January 21, 2015
	41,383	January 30, 2015
	33,333	March 25, 2015
	7,333	January 21, 2016
	41,382	January 30, 2016
	33,333	March 25, 2016
	41,382	January 30, 2017
Newton W. Wilson	27,149	January 16, 2015
	44,987	January 21, 2015
	47,411	January 30, 2015
	44,986	January 21, 2016
	47,411	January 30, 2016
	47,411	January 30, 2017
Kim B. Clarke	15,643	January 16, 2015
	33,538	January 21, 2015
	36,032	January 30, 2015
	14,535	December 23, 2015
	33,537	January 21, 2016
	36,031	January 30, 2016
	14,535	December 23, 2016
	36,031	January 30, 2017
	14,535	December 23, 2017
Kimberly R. Frye	12,928	January 16, 2015
	28,267	January 21, 2015
	30,080	January 30, 2015
	28,266	January 21, 2016
	30,079	January 30, 2016
	30,079	January 30, 2017

(4)	Represents SARs.
(5)	Represents the number of performance units outstanding at the end of 2014, which consists of one-half of the performance units that were granted to the NEOs in 2014 under the 2012 Plan and which are subject to the “second performance period” consisting of calendar year 2015. These amounts do not include the other half of the performance units that were granted in 2014, which were subject to the now completed “first performance period” consisting of calendar year 2014, because we placed twelfth in total stockholder return among the twelve peer group companies for the “first performance period” and, consequently, 0% of those performance units were earned as of December 31, 2014. Pursuant to the terms of Mr. Wilson’s employment agreement, his performance units remain unearned until the expiration of the “second performance period” at which time they will either vest or be cancelled depending on whether the applicable performance criteria have been met.
(6)	The columns represent the potential annual value of the payout for each NEO of the outstanding performance units held by each NEO as of December 31, 2014, which are subject to that grant’s “second performance period” consisting calendar year 2015. At the end of the “second performance period,” between 0% and 200% of these performance units could be earned, based on the relative placement of our total stockholder return within a peer group consisting of eleven other companies. If any performance units are earned for the performance period, the NEO will be paid a cash amount equal to the earned percentage of his or her performance units multiplied by the closing price of our common stock on the last trading day of the performance period. The amounts shown above represent an estimated value of these performance units as of December 31, 2014, assuming that the threshold of 25% will be earned (which is one-eighth of the maximum 200% possible), which amounts are not necessarily indicative of what the payout percent earned will actually be at the end of the “second performance period”. For a more detailed description of these performance units, see “Elements of Compensation—Performance Units” under “Compensation Discussion and Analysis” above.

2014 Option Exercises and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2014 for the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Richard J. Alario	—	—	239,150	$1,814,343
Newton W. Wilson III	—	—	107,878	$820,612
J. Marshall Dodson	—	—	46,132	$398,217
Kim B. Clarke	—	—	71,024	$541,231
Kimberly R. Frye	—	—	61,052	$464,683
Barry B. Ekstrand	—	—	15,912	$72,019

(1)	Represents the number of shares of restricted stock that vested during 2014. No performance units vested in 2014.
(2)	The value realized on vesting of restricted stock was calculated as the number of shares acquired on vesting (including shares withheld for tax withholding purposes) multiplied by the market value of our common stock on each respective vesting date. Market value is determined in accordance with the terms of the applicable incentive plan under which the restricted stock was granted, and, in the table above, was either (i) the closing price of our common stock on the NYSE for vesting dates that were trading days or (ii) the average of Friday and Monday closing prices on the NYSE for vesting dates that were on a weekend.

Potential Payments Upon Termination or Change of Control

The following tables reflect the potential payments to which the NEOs would be entitled upon termination of employment on December 31, 2014. The closing price of a share of our common stock on December 31, 2014, the last trading day of the year, was $1.67. The actual amounts to be paid out to executives upon termination can only be determined at the time of each NEO’s separation from Key.

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control (No Termination)(6)	Change of Control and Termination(7)
Richard J. Alario
Cash Severance(8)	$1,772,300	—	—	$2,679,600	$2,637,300	—	$5,274,600
Restricted Stock(9)	$840,102	—	$840,102	$840,102	$840,102	$840,102	$840,102
Options and SARs(10)	—	—	—	—	—	—	—
Phantom Shares(11)	—	—	—	—	—	—	—
Performance Units(12)	$221,708	—	$221,708	$221,708	$221,708	$221,708	$221,708
Health & Welfare(13)	$53,886	—	$70,604	$107,773	$53,886	—	$107,773
Excise Tax Gross-Ups(14)	n/a	n/a	n/a	n/a	n/a	—	—
Total Benefit	$2,887,996	—	$1,132,414	$3,849,183	$3,752,996	$1,061,820	$6,444,183

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control (no Termination)(6)	Change of Control and Termination(7)
J. Marshall Dodson
Cash Severance	$750,000	—	—	$375,000	$750,000	—	$2,025,000
Restricted Stock(9)	$346,747	—	$346,747	$346,747	$346,747	$346,747	$346,747
Options and SARs(10)	—	—	—	—	—	—	—
Phantom Shares(11)	—	—	—	—	—	—	—
Performance Units(12)	$25,916	—	$25,916	$25,916	$25,916	—	$25,916
Health & Welfare(13)	$31,314	—	$39,146	$41,752	$31,314	—	$41,752
Excise Tax Gross-Ups(14)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total Benefit	$1,153,977	—	$411,809	$789,415	$1,153,977	$346,747	$2,439,415

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control (No Termination)(6)	Change of Control and Termination(7)
Newton W. Wilson III
Cash Severance	$992,920	—	—	$496,460	$992,920	—	$2,978,760
Restricted Stock(9)	$433,123	—	$433,123	$433,123	$433,123	$433,123	$433,123
Options and SARs(10)	—	—	—	—	—	—	—
Phantom Shares(11)	—	—	—	—	—	—	—
Performance Units(12)	$79,176	—	$79,176	$79,176	$79,176	—	$79,176
Health & Welfare(13)	$36,918	—	$37,412	$49,224	$36,918	—	$49,224
Excise Tax Gross-Ups(14)	n/a	n/a	n/a	n/a	n/a	—	—
Total Benefit	$1,542,137	—	$549,711	$1,057,983	$1,542,137	$433,123	$3,540,283

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control (No Termination)(6)	Change of Control and Termination(7)
Kim B. Clarke
Cash Severance	$720,300	—	—	$360,150	$720,300	—	$2,160,900
Restricted Stock(9)	$391,476	—	$391,476	$391,476	$391,476	$391,476	$391,476
Options and SARs(10)	—	—	—	—	—	—	—
Phantom Shares(11)	—	—	—	—	—	—	—
Performance Units(12)	$22,565	—	$22,565	$22,565	$22,565	—	$22,565
Health & Welfare(13)	$29,849	—	$37,135	$39,798	$29,849	—	$39,798
Excise Tax Gross-Ups(14)	n/a	n/a	n/a	n/a	n/a	—	—
Total Benefit	$1,164,190	—	$451,176	$813,989	$1,164,190	$391,476	$2,614,739

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control (No Termination(6)	Change of Control and Termination(7)
Kimberly R. Frye
Cash Severance	$690,000	—	—	$345,000	$690,000	—	$2,070,000
Restricted Stock(9)	$266,697	—	$266,697	$266,697	$266,697	$266,697	$266,697
Options and SARs(10)	—	—	—	—	—	—	—
Phantom Shares(11)	—	—	—	—	—	—	—
Performance Units(12)	$18,837	—	$18,837	$18,837	$18,837	—	$18,837
Health & Welfare(13)	$25,458	—	$31,450	$33,944	$25,458	—	$33,944
Excise Tax Gross-Ups(14)	n/a	n/a	n/a	n/a	n/a	—	—
Total Benefit	$982,793	—	$292,718	$640,212	$982,793	$266,697	$2,365,212

(1)	Represents compensation payable if Key does not renew the NEO’s employment agreement after the initial term or any extension of the agreement.
(2)	Represents compensation payable if Key terminates the NEO’s employment for “Cause” or the NEO otherwise resigns without “Good Reason” as defined in the respective employment agreements.
(3)	Represents compensation due to the NEO’s estate upon his or her death.
(4)	Represents compensation payable to the NEO upon termination following determination of NEO’s permanent disability.
(5)	Represents compensation due to the NEO if terminated by Key without “Cause” or if the NEO resigns for “Good Reason,” as each such term is defined in the respective employment agreements.
(6)	Represents payments due to termination in connection with a “change of control” (as defined in the respective employment agreements). The equity compensation reflects the vesting of unvested restricted stock (see footnote 9 below). Mr. Alario’s employment agreement provides that he is eligible for vesting of his unvested performance units as well (see footnote 12 below).
(7)	Represents payments due to termination in connection with a “change of control” (as defined in the respective employment agreements). The cash severance is due in a lump sum payment upon termination within one year following a “change of control,” and equals three times the sum of the NEO’s base salary and target annual bonus. The equity compensation reflects the vesting of unvested restricted stock (see footnote 9 below) and unvested performance units (see footnote 12 below).
(8)	Cash severance payable to Mr. Alario includes a cash payment described under “Elements of Severance Payments” below, plus an automobile allowance of $13,200 per year and advisory fees of $15,000 per year for such number of years for which Mr. Alario would be entitled to severance under each listed scenario. See also footnotes 2 and 5 to the table under “Perquisites” above.
(9)	Represents the value of restricted stock determined by multiplying the number of awards vesting upon a change of control by $1.67, the closing price of our common stock on December 31, 2014. For all of the NEOs, all of their unvested shares of restricted stock would have vested in each scenario other than termination for cause or voluntary resignation.
(10)	No value is associated with stock options and SARs because such awards held by the NEOs were 100% vested on December 31, 2014.

(11)	No value is associated with phantom shares because no NEO held phantom shares on December 31, 2014.
(12)	Represents the value of performance units determined by multiplying the number of awards vesting by $1.67, the closing price of our common stock on December 31, 2014. For all of the NEOs, unvested performance units are subject to performance requirements as well as time vesting requirements. The time vesting requirements would have lapsed in each scenario other than termination for cause or voluntary resignation. As of December 31, 2014, the performance period was complete, but the performance was not achieved with respect to the second performance period for the 2013 awards and the first performance period of the 2014 awards. Accordingly, these forfeited awards were excluded from the table. With respect to the second performance period of the 2014 awards, which had not begun as of December 31, 2014, performance is valued at target.
(13)	For all of the NEOs, the amounts include life insurance and long-term disability premiums (except in the case of termination of employment as a result of death), medical insurance, estimated out-of-pocket medical and other expenses based on the amount of such expenses during 2014, assuming such benefits continue after termination for 36 months for Mr. Alario and 24 months for Wilson, Mr. Dodson, Ms. Clarke and Ms. Frye for Death, Disability and Change of Control scenarios. Mr. Wilson did not participate in the health care plan during 2014; however, for the purposes of this table, we assumed Mr. Wilson’s premium is the same as Mr. Alario, Mr. Dodson and Ms. Clarke’s premiums.
(14)	Messrs. Alario and Wilson and Mmes. Clarke and Frye are entitled to a Section 280G excise tax gross-up payment under their employment agreements. Mr. Alario is entitled to a full gross-up benefit. However, for Mr. Wilson, Ms. Clarke and Ms. Frye, if it is determined that the NEO is otherwise entitled to a gross-up payment, the NEO’s total parachute payments may be reduced if it is determined that the reduction in the total parachute payments would not give rise to any excise tax and the reduced parachute payments would not be less than 90% of the total parachute payments before such reduction. Mr. Dodson is not entitled to any excise tax protection.

None of the NEOs would be subject to excise tax in connection with change of control benefits.

Effective October 7, 2014, Mr. Ekstrand, Senior Vice President, CTS, FRS and Edge, no longer worked for the Company. In connection with his departure, (i) Mr. Ekstrand received $643,952 and (ii) Mr. Ekstrand’s unvested equity and outstanding performance units were forfeited pursuant to the terms of his separation and release agreement.

As described above, as of February 16, 2015, Mr. Wilson no longer served as our Executive Vice President. Mr. Wilson will remain an employee of the Company until May 17, 2015. In connection with his departure, (i) Mr. Wilson will receive $992,920 payable over the 24 months beginning May 29, 2015 and health and welfare benefits for up to 24 months beginning May 17, 2015 and (ii) Mr. Wilson’s unvested equity and outstanding performance units vested, all in accordance with the terms of his employment agreement.

Elements of Severance Payments

Key has entered into employment agreements with each NEO that provide for certain payments upon termination depending upon the circumstances of the NEO’s separation from Key, as summarized below.

Cash Severance

If, during the term of Mr. Alario’s employment agreement, he is terminated by Key for any reason other than for “Cause”, or if he terminates his employment for “Good Reason”, Mr. Alario will be entitled to severance compensation in an aggregate amount generally equal to three times his base salary in effect at the time of termination, payable in equal installments over a 36-month period following termination. “Cause” is defined in Mr. Alario’s employment agreement as (i) any breach of any representation, warranty or covenant by the executive of section 1(e) of the employment agreement; (ii) the willful and continued failure by the executive to substantially perform his duties under the employment agreement; (iii) the willful engaging by the executive in misconduct which is materially injurious to the Company, monetarily or otherwise; (iv) the conviction of the executive of a felony by a court of competent jurisdiction; or (v) the executive’s willful violation of the Key Energy Services, Inc. Amended and Restated Policy Regarding Acquisition, Ownership and Disposition of Company Securities. “Good Reason” is defined in Mr. Alario’s employment agreement as (i) a material diminution in the executive’s base compensation, authority, duties or responsibilities; (ii) a material diminution in the authority, duties or responsibilities of a supervisor to whom the Executive reports (including a requirement that the executive report to another individual rather than to the Board of Directors of the Company); (iii) a material diminution in the budget over which the executive retains authority; (iv) a material change in the geographic location at which the executive must perform the services required by the employment agreement, unless the executive receives reimbursement in connection with such relocation; or (v) any other action or inaction by the Company that constitutes a material breach of the employment agreement. The existence of any of the above conditions or circumstances shall not constitute Good Reason unless (i) the executive provides notice to the Company of the existence of the circumstance or conditions within 90 days of the existence of the initial circumstance or condition, and (ii) the Company does not cure the circumstance or condition within 30 days upon receipt of notice from the executive. If Mr. Alario’s employment is terminated because Key does not renew his employment agreement, Mr. Alario is entitled to the greater of one year’s base salary then in effect or the highest multiple of base salary in effect for non-renewal under any other executive officer’s employment agreement in effect at the time of non-renewal. However, Mr. Alario would only be able to increase the severance above one year’s salary if such other executive officer’s employment agreement was also either in effect on the commencement date of Mr. Alario’s agreement or later approved by the Compensation Committee after the commencement date of his agreement. For the year ended December 31, 2014, he would have been entitled to an amount equal to two times his base salary.

For Mr. Dodson, Ms. Clarke and Ms. Frye, if, during the term of any such NEO’s employment agreement, the NEO is terminated by Key for any reason other than disability or for “Cause”, including non-renewal of the NEO’s employment agreement or if the NEO terminates his or her employment for “Good Reason”, the NEO will be entitled to severance compensation in an aggregate amount equal to two times the NEO’s base salary in effect at the time of termination, payable in equal installments over a 24-month period following termination. “Cause” is defined in the NEOs’ employment agreements as (i) the failure by the executive to substantially perform the major functions of his or her position in a satisfactory manner; (ii) the engaging by the executive in misconduct that is, or is reasonably likely to be, materially injurious to the Company, monetarily or otherwise; (iii) the executive’s conviction or plea of guilty or no contest to a felony (or to a felony charge reduced to a misdemeanor), or with respect to his or her employment, to any misdemeanor (other than a traffic violation) or, with respect to his or her employment, any knowing violation of any federal or state securities or tax laws; or (v) the executive’s willful violation of the Key Energy Services, Inc. Amended and Restated Policy Regarding Acquisition, Ownership and Disposition of Company Securities. “Good Reason” is defined in the NEOs’ employment agreements as (i) a material diminution in the executive’s base compensation, authority, duties or responsibilities; (ii) a material diminution in the authority, duties or responsibilities of a supervisor to whom the Executive reports (including a requirement that the executive report to another individual rather than to the Board of Directors of the Company); (iii) a material diminution in the budget over which the executive retains authority; (iv) a material change in the geographic location at which the executive must perform the services required by the employment agreement, unless the executive receives reimbursement in connection with such relocation; or (v) any other action or inaction by the Company that constitutes a material breach of the employment agreement. The existence of any of the above conditions or circumstances shall not constitute Good Reason unless (i) the executive provides notice to the Company of the existence of the circumstance or conditions within 90 days of the existence of the initial circumstance or condition, and (ii) the Company does not cure the circumstance or condition within 30 days upon receipt of notice from the executive. If any of these three NEOs is terminated for disability, such NEO will be entitled to severance compensation in an aggregate amount equal to one times the NEO’s base salary in effect at the time of termination payable in equal installments over a 12-month period following termination. None of Mr. Dodson, Ms. Clarke or Ms. Frye is entitled to cash severance compensation upon his or her death.

For each of the NEOs, each of their respective employment agreements specifies that if termination is within one year following a change of control of Key, the severance compensation will be an amount equal to three times the NEO’s respective base salary then in effect plus an amount equal to three times the NEO’s respective annual target cash bonus, and will be payable in one lump sum on the effective date of the termination.

Each NEO’s employment agreement contains a comprehensive non-compete provision. The non-compete provision prohibits the executive from engaging in any activities that are competitive with Key during his or her employment, and for any period in which the executive is receiving severance compensation from Key (or if payment of severance compensation is increased due to a change of control, for a period of three years after the termination of employment) of for twelve months following termination if the executive receives no severance compensation from Key.

Equity-Based Incentives

Equity-based incentives include restricted stock, stock options, performance units and SARs. For all of the NEOs except for Mr. Alario, all equity-based incentives require a “double trigger” to vest after a change of control. Pursuant to his employment agreement, Mr. Alario’s equity-based incentives vest immediately upon a change of control of Key. However, the Compensation Committee approved a new form of restricted stock award agreement for Section 16 Officers that provides for “double trigger” vesting after a change in control. This provision effectively waives the single trigger provision in Mr. Alario’s employment agreement with respect to any awards made under this form of restricted stock award agreement. For Mr. Alario, Mr. Dodson, Ms. Clarke and Ms. Frye, if any such NEO is terminated by Key for any reason other than for “Cause,” or if the NEO terminates his or her employment for “Good Reason” (as defined in each employment agreement) or following a change of control of Key, any equity-based incentives held by the NEO that have not vested prior to the termination date shall immediately vest and, for stock options and SARs, such awards shall remain exercisable until, with respect to Mr. Alario, the earlier of the third anniversary date of the termination or the stated expiration date of the equity-based incentive, and with respect to Mr. Dodson, Ms. Clarke and Ms. Frye, until the earlier of the first anniversary date of the termination or the stated expiration date of the equity-based incentive.

Health & Welfare

If Mr. Alario, Mr. Dodson, Ms. Clarke or Ms. Frye terminates his or her employment for “Good Reason” (as defined in each employment agreement) or following a change of control or Key terminates his or her employment for any reason other than for “Cause,” including non-renewal, the NEO will continue to receive the benefits that he or she was receiving at Key’s expense prior to such termination until the earlier of (i) 24 months with respect to Mr. Dodson, Ms. Clarke and Ms. Frye, or 36 months with respect to Mr. Alario, (ii) the last date of eligibility under the applicable benefits or (iii) the date on which the NEO commences full-time employment with another employer that provides equivalent benefits; provided that, if termination occurs for any reason within one year following a change of control or in anticipation of a change of control, in lieu of such benefits, Key will pay an amount in cash equal to the aggregate reasonable expenses Key would incur to pay such benefits. In the event of Mr. Alario’s death, his spouse and dependents are entitled to up to 36 months of coverage after the date of termination. With respect to the other NEOs, the executives’ spouses and dependents are entitled to up to 24 months of coverage after the date of termination. In addition, Mr. Alario is entitled to term-life insurance for such period that he is otherwise entitled to severance under his respective employment agreement.

Tax Gross-Ups

If any of Mr. Alario, Ms. Clarke or Ms. Frye is subject to the tax imposed due to unfavorable tax treatment under Section 4999 of the Code because of any termination-related payments, Key has agreed to reimburse the NEO for such tax on an after-tax basis. However, for Ms. Clarke and Ms. Frye, if it is determined that he or she is otherwise entitled to a gross-up payment, the total parachute payments may be reduced if it is determined that the reduction in the total parachute payments would not give rise to any excise tax and the reduced parachute payments would not be less than 90% of the total parachute payments before such reduction. In addition, if any of Mr. Alario, Ms. Clarke or Ms. Frye is subject to unfavorable tax treatment under Section 409A of the Code because of any nonqualified deferred compensation payments, Key has agreed to reimburse the NEO for such tax on an after-tax basis. As part of a comprehensive review of executive compensation conducted in 2011, the Compensation Committee confirmed that it was appropriate to honor and preserve the existing provisions related to the excise tax reimbursement for Key’s current executive officers, including the NEOs. However, the Compensation Committee determined that Key will not include any reimbursement provisions for taxes under either Section 409A or Section 4999 of the Code in employment agreements for executives on a prospective basis.

Director Compensation

For 2014, the non-employee directors received a fee equal to $75,000, or a pro-rated amount for partial years of service. The non-employee directors also received an annual award of our common stock having a fair market value of $175,000, and are reimbursed for travel and other expenses directly associated with Key business. Each non-employee director received the annual award of common stock in 2014. Additionally, the chair of the CGN Committee received an additional $10,000 per year for his service, the chair of the Compensation Committee received an additional $12,500 per year for his service, the chair of the Audit Committee received an additional $20,000 per year for her service and the chair of the Special Committee received an additional prorated $10,000 for her service. The Lead Director received an additional $25,000 per year for his service. All other members of the Audit Committee (other than the chair) received an additional $10,000 per year for their service. All other members of the Special Committee (other than the chair) received an additional $10,000 prorated for their service.

Effective January 1, 2015, as part of the Company’s cost cutting measures, the Compensation Committee temporarily reduced the director’s base cash retainer by 10% or $7,500 annually.

Third parties other than Longnecker provided advice and consulting services related to all other non-executive compensation.

The following table discloses the cash and equity awards earned, paid or awarded, as the case may be, to each of our non-employee directors during the fiscal year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Lynn R. Coleman	$80,959	$175,001	$255,960
Kevin P. Collins	$90,959	$175,001	$265,960
William D. Fertig	$85,000	$175,001	$260,001
W. Phillip Marcum	$75,000	$175,001	$250,001
Ralph S. Michael III	$115,959	$175,001	$290,960
William F. Owens	$90,959	$175,001	$265,960
Robert K. Reeves	$88,623	$175,001	$263,624
Mark H. Rosenberg	$75,000	$175,001	$250,001
Arlene M. Yocum	$106,918	$175,001	$281,919

(1)	Represents the grant date fair value calculated in accordance with FASB ASC Topic 718 with respect to the 2014 annual stock awards granted to the non-employee directors under the 2014 Plan, which consisted of 21,985 shares of common stock granted to each non-employee director. Although the annual stock awards are based on a number of shares having a fair market value of $175,000, because fractional shares are not granted, the amount recognized is slightly different. The assumptions made in the valuation of the expense amounts included in this column are discussed in Note 20 in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Reeves (chair), Fertig, Marcum, Rosenberg and Coleman, all of whom are independent non-employee directors. None of the Compensation Committee members has served as an officer or employee of Key and none of Key’s executive officers has served as a member of a compensation committee or board of directors of any other entity that has an executive officer serving as a member of the Board. As discussed above, Mr. Reeves has certain relationships that require disclosure under SEC regulations but which the Board determined do not affect his independence. See “Certain Relationships and Related Party Transactions” under “Corporate Governance.”

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year. Grant Thornton LLP has served as our independent registered public accounting firm since December 1, 2006. Although stockholder approval of the selection of Grant Thornton LLP is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our 2015 annual meeting, our Audit Committee will review its future selection of Grant Thornton LLP in light of that voting result. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of Grant Thornton LLP as our independent registered public accounting firm is in the best interests of the Company and of our stockholders and therefore recommends a vote FOR this proposal.

PROPOSAL 3—ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers. As described in the “Compensation Discussion and Analysis” section under “Executive Compensation” above, our executive compensation program is designed to attract, motivate and retain our NEOs, who are critical to our success. Please read the “Compensation Discussion and Analysis” section under “Executive Compensation” above, as well as the “Summary Compensation Table” and other related compensation tables and narrative disclosure, for additional details about our executive compensation, including information about the fiscal year 2014 compensation of our NEOs. The Compensation Committee periodically reviews the compensation for our NEOs to ensure it achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly referred to as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act and gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby APPROVED.”

While we intend to carefully consider the voting results of this proposal, the final vote is advisory, and therefore not binding on us, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. We intend to hold this vote annually, with the next vote occurring at our 2016 Annual Meeting of Stockholders.

Board Recommendation

The Board of Directors believes that approval of the compensation of our Named Executive Officers as disclosed in this proxy statement is in the best interests of the Company and of our stockholders and therefore recommends a vote FOR this proposal, on an advisory basis.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders also are required by SEC rules to furnish Key with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to us, except for one late transaction as required to be filed on Form 4 by Ms. Clarke on December 26, 2014, we believe that our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2014. In making these statements, we have relied upon an examination of the copies of Forms 3, 4 and 5, and amendments thereto, and the written representations of our directors, executive officers and 10% stockholders.

Stockholder Communications to the Board of Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. Persons with concerns about Key may communicate those concerns in writing addressed to a particular non-employee director or to the non-employee directors as a group. Management will forward all relevant communications to the Board.

Absent unusual circumstances, the Chairman of the Board (if an independent director) or the Lead Director, subject to advice and assistance from the General Counsel, will be primarily responsible for monitoring communications from stockholders and other interested parties and provide copies or summaries of such communications to the other directors as he or she considers appropriate. The Chairman of the Board (if an independent director), the Lead Director, or otherwise the Chairman of the CGN Committee also serves as the presiding director at all executive sessions of our non-employee directors.

In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications. Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Kimberly R. Frye, Senior Vice President, General Counsel and Secretary, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010.

Stockholder Proposals for the 2016 Annual Meeting

Proposals that stockholders intend to be included in our proxy materials for presentation at the 2016 Annual Meeting of Stockholders must be received by the Corporate Secretary, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010 by November 17, 2015, and must otherwise comply with the rules promulgated by the SEC in order to be eligible for inclusion in the proxy materials for the 2016 Annual Meeting of Stockholders.

If a stockholder desires to bring a matter before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in our bylaws in order to personally present the proposal at the meeting. One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2016 annual meeting must be received by the Corporate Secretary at our principal executive office in Houston, Texas no earlier than January 15, 2016 and no later than February 14, 2016, unless the date of the 2016 annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the 2015 annual meeting, in which event the bylaws provide different notice requirements.

By Order of the Board of Directors,

KIMBERLY R. FRYE

Corporate Secretary

March 23, 2015

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE OVER THE INTERNET OR BY TELEPHONE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

KEY ENERGY SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 14, 2015 at 9:00 a.m., Central Daylight Time

This Proxy is solicited on behalf of the Board of Directors of

Key Energy Services, Inc. (the “Company”).

The undersigned, having received notice of the annual meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints each of Richard J. Alario and Kimberly R. Frye (with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on Thursday, May 14, 2015, at the Embassy Suites Houston Downtown, 1515 Dallas St., Houston, Texas 77010, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

You may revoke or change your proxy at any time before it is voted at the annual meeting by (i) giving written notice of revocation to the Secretary of the Company; (ii) submitting another properly completed proxy bearing a later date; (iii) submitting a later dated proxy through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or (iv) voting in person at the annual meeting. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

Please vote, date and sign on reverse side and return promptly in the enclosed pre-paid envelope.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

▲  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be held May 14, 2015. This Proxy Statement and our

2014 Annual Report to Stockholders are available at:

http://www.viewproxy.com/keyenergy/2015

Please mark your votes like this  ☒

The shares of common stock of Key Energy Services, Inc. (the “Company”) represented by this proxy, when properly executed, will be voted as directed by the undersigned for the proposals herein proposed by the Company. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE THREE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 and 3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the annual meeting or any adjournment thereof.

1.	To elect the following nominees as Class III directors of the Company, for a term of three (3) years expiring at the annual stockholders’ meeting in 2018:

Nominees:

	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
01 Richard J. Alario	☐ ☐ ☐	02 Ralph S. Michael, III	☐ ☐ ☐	03 Arlene M. Yocum	☐ ☐ ☐

2.	To ratify the appointment by the Audit Committee of the Board of Directors of Grant Thornton LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2015.

☐  FOR     ☐  AGAINST    ☐  ABSTAIN

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

For address changes and/or comments, please write them below

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

☐  FOR     ☐  AGAINST    ☐  ABSTAIN

I plan to attend the Annual Meeting   ☐

Date

Signature

Signature

(Joint Owners)

Please sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CONTROL NUMBER

▲  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.